UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
Amendment No. 4

Registration Statement under the Securities Act of 1933

MJP INTERNATIONAL LTD.
(Exact name of registrant as specified in its charter)

NEVADA	3640	N/A
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

2806, 505 - 6th Street SW,
Calgary, Alberta,
Canada T2P 1X5.
Telephone: (403) 237 – 8330
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copy of communication to:

•
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Prospectus number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer [_]	Accelerated filer [_]	Non-accelerated filer [_]	Smaller reporting company [X]

Title of Each Class of	Amount to be	Proposed	Proposed	Amount of
Securities to be	Registered (1)	Maximum	Maximum	Registration
Registered		Offering Price	Aggregate	Fee
		per Security (2)	Offering Price	($)
		($)	($)
Shares of Common Stock, par value $0.0001	4,108,500	$0.05	$205,425	$28.02 (3)

(1) Represents shares of our common stock previously acquired by and issued to the Selling Shareholders in private transactions directly with us or with one of our affiliates. All of these shares are offered by the Selling Shareholders.

(2) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933.

(3) Previously Paid

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS

Subject to Completion
October 21 , 2013

MJP INTERNATIONAL LTD.
A NEVADA CORPORATION

4,108,500 SHARES OF COMMON STOCK

The prospectus relates to the resale to the public by certain selling shareholders of MJP International Ltd. of up to 4,108,500 shares of our common stock with a par value of $0.0001.

The selling shareholders will be offering their shares of common stock at a fixed price of $0.05 per share for the duration of the offering. There has been no market for our securities and a public market may not develop, or, if any market does develop, it may not be sustained. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority ("FINRA"), for our common stock to be eligible for trading on the Over the Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application.

We will not receive any proceeds from the resale of shares of our common stock by the selling shareholders. We will pay for expenses of this offering.

The selling security holders and any broker-dealers acting in connection with the sale of the common stock offered under this Prospectus will be deemed to be underwriters within the meaning of section 2(a)(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of shares as principals will be deemed underwriting compensation under the Securities Act. Because the selling security holders will be deemed to be “underwriters” within the meaning of section 2(a)(11) of the Securities Act, the selling security holders will be subject to the prospectus delivery requirements of the Securities Act.

OUR BUSINESS IS SUBJECT TO MANY RISKS AND AN INVESTMENT IN OUR COMMON STOCK WILL ALSO INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD INVEST IN OUR COMMON STOCK ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THE VARIOUS RISK FACTORS DESCRIBED BEGINNING ON PAGE 9 OF THIS PROSPECTUS BEFORE INVESTING IN OUR COMMON STOCK.

We are an Emerging Growth Company as defined in the Jumpstart Our Business Startups Act.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is October 21 , 2013

PROSPECTUS SUMMARY

This Prospectus, and any supplement to this Prospectus include “forward-looking statements”. To the extent that the information presented in this Prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” section beginning on page 9 of this Prospectus and the “Management's Discussion and Analysis of Financial Position and Results of Operations” section elsewhere in this Prospectus.

Prospectus Summary

Prospective investors are urged to read this prospectus in its entirety.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

Corporate Background:

We are a development stage corporation engaged in the in the sale and distribution of LED lighting and technology solutions in North America. We were incorporated in Nevada on October 24, 2012 and entered into the development stage on October 24, 2012.

Our offices are currently located Suite 2806, 505 - 6th Street SW, Calgary, Alberta, Canada T2P 1X5. Our phone number is (403) 237 - 8330. Our fiscal year end is June 30.

Our auditors have issued an audit opinion which includes a statement describing their doubts about whether we will continue as a going concern.

The Offering:

Securities Being Offered	Up to 4,108,500 shares of common stock

Offering Price

The selling shareholders will sell our shares at fixed price of $0.05 per share for the duration of the offering. We determined this offering price based upon the price of the last, sale of our common stock to investors.

Terms of the Offering	The selling shareholders will determine when and how they will sell the common stock offered in this prospectus

Termination of the Offering

The offering will conclude when all of the 4,108,500 shares of common stock have been sold, the shares no longer need to be registered to be sold or we decide to terminate the registration of the shares.

Securities Issued and to be Issued	4,108,500 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing shareholders.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Financial Summary Information

All references to currency in this Prospectus are to U.S. Dollars, unless otherwise noted.

The following table sets forth selected financial information, which should be read in conjunction with the information set forth in the "Management’s Discussion and Analysis of Financial Position and Results of Operations" section and the accompanying financial statements and related notes included elsewhere in this Prospectus.

Income Statement Data

	Year Ended June 30, 2013 (MJP International Ltd.) (audited) (consolidated)	Year Ended June 30, 2012 (MJP International Ltd.) (audited) (consolidated)	July 19, 2010 to June 30, 2013 (MJP International Ltd.) (audited) (consolidated)
Revenues	$28,843	$34,807	$86,600
Operating Expenses	$90,328	$13,999	$124,842
Net Income (Loss)	$(87,533)	$2,863	$(102,363)
Net Earnings (Loss) Per Share	$(0.01)	$0.00

Balance Sheet Data

	As at June 30, 2013 (MJP International Ltd.) (consolidated) (audited)	As at June 30, 2012 (MJP International Ltd.) (consolidated) (audited)
Working Capital (Deficit)	$8,647	($14,474)
Total Assets	$66,046	$9,796
Total Liabilities	$57,399	$24,270

Emerging Growth Company

We are an Emerging Growth Company as defined in the Jumpstart Our Business Startups (JOBS) Act. We are also smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934.

The JOBS Act is intended to reduce the regulatory burden on emerging growth companies. We meet the definition of an emerging growth company and so long as we qualify as an “emerging growth company,” we will, among other things:

The recently enacted JOBS Act is intended to reduce the regulatory burden on emerging growth companies. We meet the definition of an emerging growth company and so long as we qualify as an “emerging growth company,” we will, among other things:

     - be temporarily exempted from the internal control audit requirements Section 404(b) of the Sarbanes-Oxley Act (although we are permanently relieved of this requirement for as long as we remain a smaller reporting company);

     - be temporarily exempted from various existing and forthcoming executive compensation-related disclosures, for example: “say-on-pay”, “pay-for-performance”, and “CEO pay ratio”;

     - be temporarily exempted from any rules that might be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or supplemental auditor discussion and analysis reporting;

    - be temporarily exempted from having to solicit advisory say-on-pay, say-on-frequency and say-on-golden-parachute shareholder votes on executive compensation under Section 14A of the Securities Exchange Act of 1934, as amended;

     - be permitted to comply with the SEC’s detailed executive compensation disclosure requirements on the same basis as a smaller reporting company (we also qualify for these reduced requirements by virtue of being a smaller reporting company). These disclosure requirements require two years, rather than three, of executive compensation information for executive officers, and require compensation data only for the principal executive officer and two other most highly paid executive officers, rather than for the principal executive officer, principal financial officer and the three other most highly paid executive officers applicable to other registrants; and

     - be permitted to adopt any new or revised accounting standards using the same timeframe as private companies (if the standard applies to private companies).

We shall continue to be deemed an emerging growth company until the earliest of:

     (A) the last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

     (B) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective registration statement under this title;

     (C) the date on which such issuer has, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or

     (D) the date on which such issuer is deemed to be a ‘large accelerated filer’, as defined in section 240.12b -2 of title 17, Code of Federal Regulations, or any successor thereto.

RISK FACTORS

Before making an investment decision, prospective investors should carefully consider, along with other matters referred to in this prospectus, the following risk factors, which have set forth all of the material risks inherent in and affecting our business and this offering. Please consider the following risk factors before deciding to invest in our common stock:

Risks Associated with Our Business

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern.

We incurred a net loss of $102,363 for the period from July 19, 2012 to June 30, 2013.and had cash (and cash equivalents) of $57,677 as at June 30, 2013. We are in the development stage and have yet to attain profitable operations and in their report on our financial statements for the fiscal year ended June 30, 2013, our independent auditors included an explanatory paragraph regarding the substantial doubt about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that led to this disclosure by our independent auditors.

Because our officers and directors have no experience in managing a public company our business may be at a competitive disadvantage.

Our President, Chief Executive Officer and director, Chris Tong Tang, and our Secretary, Treasurer, and Director, Allan Fung, lack public company experience and do not possess a sophisticated knowledge of the requirements of United States securities laws, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. Neither Mr. Tang nor Mr. Fung has ever had responsibility for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our management may not be able to implement programs and policies in an effective and timely manner which adequately responds to our legal, regulatory compliance and reporting requirements. Our failure to comply with all applicable requirements could lead to the imposition of fines and penalties and distract our management from attending to the growth of our business.

If we are unable to obtain financing in the amounts and on terms and dates acceptable to us, we may not be able to expand or continue our operations and developments and so may be forced to scale back or cease operations or discontinue our business and you could lose your entire investment.

We require approximately $95,000 to carry out our planned business activities over the next 12 months and had approximately $57,677 cash on hand as of June 30, 2013. We do not currently have any arrangements for additional financing. We will have to raise additional funds for the development of our business and the marketing of our products. Such additional funds may be raised through the sale of additional stock, stockholder and director advances and/or commercial borrowing. There can be no assurance that a financing will continue to be available if necessary to meet these continuing development costs or, if the financing is available, that it will be on terms acceptable to us. The issuance of additional equity securities by us will result in a significant dilution in the equity interests of our stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments. If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may not be able to expand or continue our operations and developments and so may be forced to scale back or cease operations or discontinue our business and you could lose your entire investment.

We depend on third parties for our product supply and therefore, if they fail to perform, we may not be able to effectively operate our business.

To generate significant customer traffic, volume of purchases and repeat purchases that we believe are crucial to obtaining sufficient revenues, we must develop and maintain customer trust in the timing, accuracy and quality of goods to be delivered to our customers. If for any reason any of our suppliers fails to perform, we may not be able to service our customers (buyers) effectively and thereby may lose customers or damage our reputation. Furthermore, if we do not secure sufficient number of suppliers to supply our products, then we may not have a successful product offering and may not attract customers. In addition, the success of our business requires that we establish relationships with professionals in strategic regions around the world who can, through their expertise, source and nurture relationships to develop our business. If we are unable to establish such relationships, we may be unable to procure goods or on terms acceptable to us, and our business may fail.

Compliance with rules and requirements applicable to public companies will cause us to incur increased costs, which may negatively affect our results of operations.

We are subject to a numbers of laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act and related regulations implemented by the SEC. Unlike private companies, we must invest significant resources to comply with current and future securities laws, regulations and standards. This investment will result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities in favor of compliance related activities. In that regard, we estimate that, based on our current public reporting obligations, we must dedicate approximately $41,000 per year in respect of legal, auditing, accounting and filing costs. Furthermore, the laws, regulations and standards that are applicable to our Company are subject to change, which could result in continuing uncertainty regarding compliance matters, and higher compliance and disclosure costs. If we are unable to benefit from our status as a reporting company by establishing a public market for our securities in order to attract investment, the ongoing costs of our public reporting obligations will have a material adverse effect on our financial condition and results of operations.

Our officers are engaged as consultants instead of employees of our company.

Having our officers engaged as consultants instead of employees poses the risk to our company that, perhaps, our consultant may not always be available. If one of our consultants has other clients, we may be at a lower priority until we are fit into their schedule. Additionally, most business decisions that need additional consultation are top priority and have an upcoming and hard-set deadline.

Further, when we engage consultants rather than employees, we do not have the advantages of an employee, such as consistency, dependability, and availability. If we need our employee to work on a project, all we have to do is assign it and wait for it to be completed. As the business owner, we won’t be lowly prioritized as we would with a consultant. Contrary to a consultant, an employee will maintain focus on our objective, rather than furthering his/her career by taking on additional clients. Many consultants will leave clients behind once they secure higher-paying clients.

Unlike employees, whom we can closely supervise and monitor, independent contractors enjoy certain autonomy to decide how best to do the task for which we hired them. We may be liable for injuries a consultant suffers on the job. Employees who are injured on the job are usually covered by workers' compensation insurance. In exchange for the benefits they receive for their injuries, these employees give up the right to sue their employer for damages. Consultants are not covered by workers’ compensation, which means that if they are injured on the job, they might be able to sue us and recover damages.

We may face a risk of government audits. State and federal agencies -- particularly the IRS -- want to see as many workers as possible classified as employees, not independent consultants. The reason is financial: The more workers are classified as employees, the more tax and insurance money flows into government coffers, and the harder it is for workers to underreport or hide their income from the tax man. Any number of state and federal agencies might audit our business if they believe we have misclassified employees as consultants.

We may not be able to compete effectively against other companies that have existed for a longer period and have greater financial resources.

We compete in a market that is highly competitive and expect competition to intensify in the future. We currently or potentially compete with a variety of companies, including those operating online or in traditional retail environments. Many of our competitors have significantly greater financial, technical, and marketing resources. Those that have established a presence on the Internet have already begun to establish a customer base and their brand. Although we intend to establish an Internet presence for our business, many of our competitors have existed for a longer period, have greater financial resources, and have established marketing relationships with leading manufacturers, strategic partners, and advertisers, and have secured greater presence in distribution channels. We believe there are also numerous other smaller entrepreneurial companies that are marketing and selling LED lights products that will compete directly with our company.

We may not be able to compete successfully against these competitors. If we are unable to effectively compete in our industry, our results would be negatively affected, we may be unable to implement our plan and our business might ultimately fail.

We expect to be directly affected by fluctuations in the general economy.

Demand for goods is affected by the general global economic conditions. When economic conditions are favorable discretionary income and real estate construction increase . Under such circumstances, purchases of non-essential, high-end lighting fixtures generally increase. When economic conditions are less favorable, sales of high-end lighting fixtures are generally lower. In addition, we may experience more competitive pricing pressure during economic downturns. Therefore, any significant economic downturn or any future changes in consumer spending habits could have a material adverse effect on our financial condition and results of operations.

We expect our products to be subject to changes in customer taste.

The markets for our products are subject to changing customer tastes and the need to create and market new products. Demand for products targeting lifestyle tastes and choice is influenced by the popularity of certain themes, cultural and demographic trends, marketing and advertising expenditures and general economic conditions. Because these factors can change rapidly, customer demand also can shift quickly. Some goods appeal to customers for only a limited time. The success of new product introductions depends on various factors, including product selection and quality, sales and marketing efforts, timely production and delivery and customer acceptance. We may not always be able to respond quickly and effectively to changes in customer taste and demand due to the amount of time and financial resources that may be required to bring new products to market. The inability to respond quickly to market changes could have a material adverse effect on our financial condition and results of operations.

If we are unable to successfully manage growth, our operations could be adversely affected, and our business may fail.

Our progress is expected to require the full utilization of our management, financial and other resources. Our ability to manage growth effectively will depend on our ability to improve and expand operations, including our financial and management information systems, and to recruit, train and manage sales personnel. There can be no assurance that management will be able to manage growth effectively.

Because we do not have sufficient insurance to cover our business losses, we might have uninsured losses, increasing the possibility that you may lose your investment.

We may incur uninsured liabilities and losses as a result of the conduct of our business. We do not currently maintain any comprehensive liability or property insurance. Even if we obtain such insurance in the future, we may not carry sufficient insurance coverage to satisfy potential claims. We do not carry any business interruption insurance.

We may have liabilities to affiliated or unaffiliated third parties incurred in the regular course of our business.

We regularly do business with third party vendors, customers, suppliers and other third parties and thus we are always subject to the risk of litigation from customers, employees, suppliers or other third parties because of the nature of our business. Litigation could cause us to incur substantial expenses and, negative outcomes of any such litigation could add to our operating costs which would reduce the available cash from which we could fund our ongoing business operations.

The loss of the services of our executive officers would disrupt our operations and interfere with our ability to compete.

We depend upon the continued contributions of our executive officers. Our executive officers handle all of the responsibilities in the area of corporate administration and business development. We do not carry key person life insurance on any of their lives and the loss of services of any of these individuals could disrupt our operations and interfere with our ability to compete with others.

Risks Associated with Our Common Stock

There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.

There has been no public market for our securities and there can be no assurance that an active trading market for the securities offered herein will develop or be sustained after this Offering. After the effective date of the registration statement of which this prospectus is a part, we intend to identify a market maker to file an application with the Financial Industry Regulatory Authority (“FINRA”) to have our common stock quoted on the Over-the-Counter Bulletin Board. We must satisfy certain criteria in order for our application to be accepted. We do not currently have a market maker willing to participate in this application process, and even if we identify a market maker, there can be no assurance as to whether we will meet the requisite criteria or that our application will be accepted. Our common stock may never be quoted on the Over-the-Counter Bulletin Board or a public market for our common stock may not materialize if it becomes quoted.

If our securities are not eligible for initial or continued quotation on the Over-the-Counter Bulletin Board or if a public trading market does not develop, purchasers of the common stock in this Offering may have difficulty selling or be unable to sell their securities should they desire to do so, rendering their shares effectively worthless and resulting in a complete loss of their investment.

If we do not file a Registration Statement on Form 8-A to become a mandatory reporting company under Section 12(g) of the Securities Exchange Act of 1934, we will continue as a reporting company and will not be subject to the proxy statement requirements, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity, all of which could reduce the value of your investment and the amount of publicly available information about us.

As a result of this offering as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission through December 31, 2013, including a Form 10-K for the year ended June 30, 2013, assuming this registration statement is declared effective before that date. At or prior to June 30, 2013, we intend voluntarily to file a registration statement on Form 8-A which will subject us to all of the reporting requirements of the 1934 Act. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity. We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 2,000 shareholders (of which 500 may be unaccredited) and total assets of more than $10 million on June 30, 2013 If we do not file a registration statement on Form 8-A at or prior to June 30, 2013, we will continue as a reporting company and will not be subject to the proxy statement requirements of the 1934 Act, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity.

Financial Industry Regulatory Authority (FINRA) sales practice requirements may also limit your ability to buy and sell our stock, which could depress our share price.

FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares, depressing our share price.

State securities laws may limit secondary trading, which may restrict the states in which you can sell the shares offered by this prospectus.

If you purchase shares of our common stock sold pursuant to this Offering, you may not be able to resell the shares in a certain state unless and until the shares of our common stock are qualified for secondary trading under the applicable securities laws of such state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in such state. There can be no assurance that we will be successful in registering or qualifying our common stock for secondary trading, or identifying an available exemption for secondary trading in our common stock in every state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, our common stock in any particular state, the shares of common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the market for the common stock will be limited which could drive down the market price of our common stock and reduce the liquidity of the shares of our common stock and a stockholder’s ability to resell shares of our common stock at all or at current market prices, which could increase a stockholder’s risk of losing some or all of their investment.

If quoted, the price of our common stock may be volatile, which may substantially increase the risk that you may not be able to sell your shares at or above the price that you may pay for the shares.

Even if our shares are quoted for trading on the Over-the-Counter Bulletin Board following this Offering and a public market develops for our common stock, the market price of our common stock may be volatile. It may fluctuate significantly in response to the following factors:

  variations in quarterly operating results;
  our announcements of significant contracts and achievement of milestones;
  our relationships with other companies or capital commitments;

  additions or departures of key personnel;
  sales of common stock or termination of stock transfer restrictions;
  changes in financial estimates by securities analysts, if any; and
  fluctuations in stock market price and volume.

Your inability to sell your shares during a decline in the price of our stock may increase losses that you may suffer as a result of your investment.

We arbitrarily determined the price of the shares of our common stock to be sold pursuant to this prospectus, and such price does not reflect the actual market price for the securities. Consequently, there is an increased risk that you may not be able to re-sell our common stock at the price you bought it for.

The fixed offering price of $0.05 per share of the common stock offered pursuant to this prospectus was determined by us arbitrarily. The price is not based on our financial condition or prospects, on the market prices of securities of comparable publicly traded companies, on financial and operating information of companies engaged in similar activities to ours, or on general conditions of the securities market. The price may not be indicative of the market price, if any, for our common stock in the trading market after this Offering. If the market price for our stock drops below the price which you paid, you may not be able to re-sell out common stock at the price you bought it for.

Because we do not intend to pay any dividends on our common stock; holders of our common stock must rely on stock appreciation for any return on their investment.

We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future. Accordingly, holders of our common stock will have to rely on capital appreciation, if any, to earn a return on their investment in our common stock.

We are an “emerging growth company” under the JOBS Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any December 31.

Our status as an “emerging growth company” under the JOBS Act of 2012 may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company”, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

USE OF PROCEEDS

We will not receive any proceeds from the resale of the securities offered through this Prospectus by the selling security holders. The selling security holders will receive all proceeds from this offering.

DETERMINATION OF OFFERING PRICE

The selling security holders will offer their shares at a fixed offering price of $0.05 per share for the duration of the offering. The offering price was determined by our Board of Directors, who considered several factors in arriving at the $0.05 per share figure, including the following:

  our most recent private placements of 3,958,500 shares of our common stock at a price of $0.03 per share on December 20, 2012;
  our lack of operating history;
  our capital structure; and
  the background of our management.

As a result, the $0.05 per share offering price of our common stock does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time. The price is not based on past earnings, nor is it indicative of the current market value of our assets. No valuation or appraisal has been prepared for our business. You cannot be sure that a public market for any of our securities will develop.

DILUTION

All of the 4,108,500 shares of our common stock to be sold by the selling security holders are currently issued and outstanding, and will therefore not cause dilution to any of our existing stockholders.

SELLING SECURITY HOLDERS

As of July 10, 2013 our company has 100,000,000 common shares and 90,000,000 preferred shares authorized, each with a par value of $0.0001 per share, with 16,108,500 common shares and no preferred shares outstanding.

The 43 selling security holders are offering for sale 4,108,500 shares of our issued and outstanding common stock which they obtained through the following private transactions:

  On October 24, 2012 we issued 150,000 shares to our founders Alan Chan and Allan Y.L. Fung at the price of $0.0001 per shares or $15.00 in the aggregate. These shares were issued to two (2) non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933, as amended) in an offshore transaction relying on Regulation S of the Securities Act of 1933, as amended). All of these shares are being registered in this Prospectus on behalf of the selling security holders.

  On December 20, 2012, we issued 3,958,500 common shares at the price of $0.03 per share or $120,679 (CDN$118,770) in the aggregate. These shares were issued to forty- one (41) non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933, as amended) in an offshore transaction relying on Regulation S of the Securities Act of 1933, as amended). All of these shares are being registered in this Prospectus on behalf of the selling security holders.

The following table provides information as of September 16, 2013 regarding the beneficial ownership of our common stock by each of the selling security holders, including:

  the number of shares owned by each prior to this offering;
  the number of shares being offered by each;

  the number of shares that will be owned by each upon completion of the offering, assuming that all the shares being offered are sold;
  the percentage of shares owned by each; and
  the identity of the beneficial holder of any entity that owns the shares being offered.
Name of Selling Security holder	Shares Owned Prior to this Offering(1)	Percent(2)	Maximum Numbers of Shares Being Offered	Beneficial Ownership After Offering	Percentage Owned upon Completion of the Offering
Alan Chan(4) 3023 28 Street S.W., Calgary, AB, Canada T3E 2J4	100,000	(3)	100,000	Nil	0%
Allan Y. L. Fung(5)(6) 619 33 Avenue N.E., Calgary, AB, Canada T2E 8Z1	50,000	(3)	50,000	Nil	0%
Yao Cheng He Room 2402, 11 St Building Zhongxin HongShuWan, Baishi Road, Nanshan, Shenzhen, China	750,000	4.66%	750,000	Nil	0%
Lo, Tak Yee Rm 5, 27/F, Block C, Wo Shing House, Cheung Wo Court, Hip Wo Street, Kowloon, Hong Kong	500,000	3.10%	500,000	Nil	0%
Mei Yan Tse Rm 1629, Kwong Ping House, Kwong Fuk Estate, Tai Po, Hong Kong	400,000	2.48%	400,000	Nil	0%
Yuk Ngor Anita Lam Flat 9, 3/F, Block A, King Hin Court, 1 King Tiung St., Datmond Hill, Kowloon, Hong Kong	350,000	2.17%	350,000	Nil	0%
Kam Shing Raymond Ng Room 85, 15/F, Block 3, Lotus Tower, Kwun Tong Garden Estate, Ngau Tau Kok, Kowloon, Hong Kong	500,000	3.10%	500,000	Nil	0%

Name of Selling Security holder	Shares Owned Prior to this Offering(1)	Percent(2)	Maximum Numbers of Shares Being Offered	Beneficial Ownership After Offering	Percentage Owned upon Completion of the Offering
Ying Jun Yan Suite 705, 23 Caiyun Street Baiyun, Guangzhou, China	500,000	3.10%	500,000	Nil	0%
Pui Shan Lam #168, 919 Centre Street N.W., Calgary, AB, Canada T2E 2P6	1,500	(3)	1,500	Nil	0%
Vanleo Fung(6) 3023 28 Street S.W., Calgary, AB, Canada T3E 2J4	1,500	(3)	1,500	Nil	0%
Cheuk Shan Ngai 619 33 Avenue N.E., Calgary, AB, Canada T2E 8Z1	1,500	(3)	1,500	Nil	0%
Wen Xing Jiang 2809 38 Street S.W., Calgary, AB, Canada T3E 3G1	1,500	0.01%	1,500	Nil	0%
Shi Ying Lan 2809 38 Street S.W., Calgary, AB, Canada T3E 3G1	1,000	(3)	1,000	Nil	0%
Boaz Yu Kei Leung 5 Arbour Estates View N.W., Calgary, AB, Canada T3G 4E2	1,500	(3)	1,500	Nil	0%
Raymond Lok Hang Lau(7)(8) 319 Edgebrook Park N.W., Calgary, AB, Canada T3A 5T4	1,500	(3)	1,500	Nil	0%
Ivan Man Chung Lau(7)(8) 319 Edgebrook Park N.W., Calgary, AB, Canada T3A 5T4	1,500	(3)	1,500	Nil	0%
Ellen Nga Yee Lo(7)(8) 319 Edgebrook Park N.W., Calgary, AB, Canada T3A 5T4	1,500	(3)	1,500	Nil	0%
Tsui Ling Lam Rm 1629, Kwong Ping House, Kwong Fuk Estate, Tai Po, Hong Kong	450,000	2.79%	450,000	Nil	0%
Gerry A. Peacock #240, 2333 18 Avenue N.E., Calgary, AB, Canada T2E 8T6	170,000	1.06%	170,000	Nil	0%

Name of Selling Security holder	Shares Owned Prior to this Offering(1)	Percent(2)	Maximum Numbers of Shares Being Offered	Beneficial Ownership After Offering	Percentage Owned upon Completion of the Offering
Debbie Sullivan 312 Springs Place SE, Airdrie, AB, Canada T4A 2C7	1,000	(3)	1,000	Nil	0%
Christopher N. Leveque Suite 1111, 3240 - 66 Ave SW, Calgary, AB, Canada T3E 6M5	1,000	(3)	1,000	Nil	0%
Danny C. P. Ng(9)(10) 521 Hunts Cres N.W., Calgary AB T2K 4H9	1,500	(3)	1,500	Nil	0%
Helen L. Y. Yeung(9)(10) 521 Hunts Cres N.W., Calgary AB T2K 4H9	1,000	(3)	1,000	Nil	0%
Richard C. F. Ng(10) 521 Hunts Cres N.W., Calgary AB T2K 4H9	1,000	(3)	1,000	Nil	0%
Hon Ming Tony Wong(11) 9710 66 Avenue, Edmonton, AB, Canada T6E 0M3	1,500	(3)	1,500	Nil	0%
Binh Soi Tang(11)(12)(13) 9710 66 Avenue, Edmonton, AB, Canada T6E 0M3	1,000	(3)	1,000	Nil	0%
Victoria Wong(11)(12)(13) 9710 66 Avenue, Edmonton, AB, Canada T6E 0M3	1,000	(3)	1,000	Nil	0%
Justin Wong(13) 9710 66 Avenue, Edmonton, AB, Canada T6E 0M3	1,000	(3)	1,000	Nil	0%
Christopher Chi Kwong Wong 9710 66 Avenue, Edmonton, AB, Canada T6E 0M3	1,000	(3)	1,000	Nil	0%
769644 Alberta Ltd.(14) 315 - 39 Street SW, Calgary, AB, Canada T2G 1X5	300,000	1.86%	300,000	Nil	0%
Kris Chau(15) 168 Santana Court NW, Calgary, AB, Canada T3K 3L8	1,000	(3)	1,000	Nil	0%
Sarah Chau(15) 168 Santana Court NW, Calgary, AB, Canada T3K 3L8	1,000	(3)	1,000	Nil	0%
Rob Chan(16) 506 Whitewood Crescent., Saskatoon, SK, Canada S7J 4L1	1,500	(3)	1,500	Nil	0%

Name of Selling Security holder	Shares Owned Prior to this Offering(1)	Percent(2)	Maximum Numbers of Shares Being Offered	Beneficial Ownership After Offering	Percentage Owned upon Completion of the Offering
Ada Chan(16) 506 Whitewood Crescent., Saskatoon, SK, Canada S7J 4L1	1,000	(3)	1,000	Nil	0%
Sara Chan #304, 150 Pawlychenko Lane, Saskatoon, SK, Canada S7V 0B4	1,000	(3)	1,000	Nil	0%
Shelley Chan #804, 1111 6 Avenue S.W., Calgary, AB, Canada T2P 5M5	1,000	(3)	1,000	Nil	0%
Christina Ma(17) 3710 Sage Hill Drive N.W., Calgary, AB, Canada T3R 1E7	1,000	(3)	1,000	Nil	0%
Michelle Ma(17) 3710 Sage Hill Drive N.W., Calgary, AB, Canada T3R 1E7	1,000	(3)	1,000	Nil	0%
Brenda Lee 4645 Macleod Trail S.W., Calgary, AB, Canada T2G 0A6	1,500	(3)	1,500	Nil	0%
Peter Lee 4645 Macleod Trail S.W., Calgary, AB, Canada T2G 0A6	1,500	(3)	1,500	Nil	0%
Frank Mah(18) 308 Marlbough Way N.E., Calgary, AB, Canada T2A 6R9	1,000	(3)	1,000	Nil	0%
Karen Mah(18) 308 Marlbough Way N.E., Calgary, AB, Canada T2A 6R9	1,000	(3)	1,000	Nil	0%
Raymong Wai Pan Ng 118 24 Avenue NW, Calgary, AB, Canada T2M 1W9	1,000	(3)	1,000	Nil	0%
TOTAL	4,108,500	25.51%	4,108,500

(1)

The number and percentage of shares beneficially owned is determined to the best of our knowledge in accordance with the Rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting or investment power and also any shares which the selling security holder has the right to acquire within 60 days of the date of this Prospectus.

(2)	The percentages are based on 16,108,500 shares of our common stock issued and outstanding and as at October 1, 2013.
(3)	Less than 1%.
(4)	Alan Chan is a founder and promoter of our Company.
(5)	Allan Fung is a founder and promoter of our Company.
(6)	Vanleo Fung is the sibling of Allan Fung.
(7)	Ivan Man Chung Lau is the son of Raymond Lok Hang Lau Lau and Ellen Nga Lee Lo.
(8)	Ellen Nga Lee Lo is the spouse of Raymond Lok Hang Lau.
(9)	Danny C.P. Ng is the spouse of Helen L.Y. Yeung.
(10)	Richard C.F. Ng is the son of Danny C.P. Ng and Helen L.Y. Yeung.
(11)	Hon Ming Tony Wong is the sibling of Justin Wong and the son of Binh Soi Tang and Victoria Wong.
(12)	Binh Soi Tang is the spouse of Victoria Wong.
(13)	Justin Wong is the sibling of Hon Ming Tony Wong and the son of Binh Soi Tang and Victoria Wong.
(14)	Lyle Wunderlich has voting and dispositive control over securities held by 769644 Alberta Ltd.
(15)	Kris Chau is the spouse of Sarah Chau.
(16)	Rob Chan is the spouse of Ada Chan.
(17)	Christina Ma is the sibling of Michelle Ma.
(18)	Frank Mah is the spouse of Karen Mah.

Except as otherwise noted in the above list, the named party beneficially owns and has sole voting and investment power over all the shares or rights to the shares. The numbers in this table assume that none of the selling security holders will sell shares not being offered in this Prospectus or will purchase additional shares, and assumes that all the shares being registered will be sold.

Other than as described above, none of the selling security holders or their beneficial owners has had a material relationship with us other than as a security holder at any time within the past three years, or has ever been one of our officers or directors or an officer or director of our predecessors or affiliates.

None of the selling security holders are broker-dealers or affiliates of a broker-dealer.

PLAN OF DISTRIBUTION

No public market currently exists for shares of our common stock. We intend to engage a market maker to apply to have our common stock quoted on the OTC Bulletin Board. In order for our common stock to be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf to make a market for our common stock. This process takes at least 60 days and can take longer than a year. We have not yet engaged a market maker to make an application on our behalf. If we are unable to obtain a market maker for our securities, we will be unable to develop a trading market for our common stock. There is no assurance that our common stock will become quoted on the OTC Bulletin Board or that any public market for our common stock will develop. The selling security holders may sell some or all of their shares of our common stock in one or more transactions, including block transactions:

  on such public markets as the securities may be trading;

  in privately negotiated transactions; or
  in any combination of these methods of distribution.

The selling security holders may offer our common stock to the public: at a fixed for of $0.05 per share for the duration of the offering.

We are bearing all costs relating to the registration of our common stock. The selling security holders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the shares of our common stock.

The selling security holders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of our common stock. In particular, during such times as the selling security holders may be deemed to be engaged in a distribution of any securities, and therefore be considered to be an underwriter, they must comply with applicable laws and may, among other things:

  furnish each broker or dealer through which our common stock may be offered such copies of this Prospectus, as amended from time to time, as may be required by such broker or dealer;
  not engage in any stabilization activities in connection with our securities; and
  not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

The selling security holders and any broker-dealers acting in connection with the sale of the common stock offered under this Prospectus will be deemed to be underwriters within the meaning of section 2(a)(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of shares as principals will be deemed underwriting compensation under the Securities Act. Neither we nor the selling security holders can presently estimate the amount of such compensation. We know of no existing arrangements between the selling security holders and any other security holder, broker, dealer, underwriter or agent relating to the sale or distribution of our common stock. Because the selling security holders will be deemed to be “underwriters” within the meaning of section 2(a)(11) of the Securities Act, the selling security holders will be subject to the prospectus delivery requirements of the Securities Act. Each selling security holder has advised us that they have not yet entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding the sale of their shares. We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act.

Regulation M

During such time as the selling security holders may be engaged in a distribution of any of the securities being registered by this Prospectus, the selling security holders are required to comply with Regulation M under the Exchange Act. In general, Regulation M precludes any selling security holder, any affiliated purchaser and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is the subject of the distribution until the entire distribution is complete.

Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed the selling security holders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this Prospectus, and we have also advised the selling security holders of the requirements for delivery of this Prospectus in connection with any sales of the shares offered by this Prospectus.

With regard to short sales, the selling security holders cannot cover their short sales with securities from this offering. In addition, if a short sale is deemed to be a stabilizing activity, then the selling security holders will not be permitted to engage in such an activity. All of these limitations may affect the marketability of our common stock.

Penny Stock Rules

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC which:

  contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
  contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violations of such duties or other requirements of federal securities laws;
  contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask prices;
  contains the toll-free telephone number for inquiries on disciplinary actions;
  defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and
  contains such other information, and is in such form (including language, type size, and format) as the SEC shall require by rule or regulation.

Prior to effecting any transaction in a penny stock, a broker-dealer must also provide a customer with:

  the bid and ask prices for the penny stock;
  the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock;
  the amount and a description of any compensation that the broker-dealer and its associated salesperson will receive in connection with the transaction; and
  a monthly account statement indicating the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser's written acknowledgment of the receipt of a risk disclosure statement, (ii) a written agreement to transactions involving penny stocks, and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our securities, and therefore our stockholders may have difficulty selling their shares.

Blue Sky Restrictions on Resale

When a selling security holder wants to sell shares of our common stock under this Prospectus in the United States, the selling security holder will need to comply with state securities laws, also known as “blue sky laws,” with regard to secondary sales. All states offer a variety of exemptions from registration of secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under section 12(g) of the Exchange Act or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for a selling security holder will be able to advise the stockholder as to which states have an exemption for secondary sales of our common stock.

Any person who purchases shares of our common stock from a selling security holder pursuant to this Prospectus, and who subsequently wants to resell such shares will also have to comply with blue sky laws regarding secondary sales.

When this Registration Statement becomes effective, and a selling security holder indicates in which state(s) he desires to sell his shares, we will be able to identify whether he will need to register or may rely on an exemption from registration.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

Our authorized capital stock consists of 100,000,000 shares of common stock with a par value of $0.0001 per share and 90,000,000 preferred shares with a par value of $0.0001 per share.

Common Stock

As of October 1, 2013 there were 16,108,500 issued and outstanding shares of our common stock that are held by 48 holders of record.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

As of October 1, 2013 there were no shares of our preferred stock outstanding.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants and Options

As of the date of this Prospectus, there are no warrants to purchase shares of our common stock and no options to purchase shares of our common stock outstanding.

Convertible Securities

We have not issued any securities convertible into shares of our common stock or granted any rights convertible or exchangeable into shares of our common stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part thereof or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of our common stock was employed on a contingency basis or had or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in us. Additionally, no such expert or counsel was connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Experts

The audited consolidated financial statement of MJP International for the years ended June 30, 2013 and 2012, and for the period of inception, July 19, 2010, to June 30, 2013 have been included in this Prospectus in reliance upon MNP LLP, an independent registered public accounting firm, as experts in accounting and auditing.

DESCRIPTION OF BUSINESS

Forward-Looking Statements

This Prospectus contains forward-looking statements. To the extent that any statements made in this report contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as “expects”, “plans”, “will”, “may”, “anticipates”, “believes”, “should”, “intends”, “estimates” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, our ability to raise additional capital to finance our activities; the effectiveness, profitability and marketability of our products; legal and regulatory risks associated with the share exchange; the future trading of our common stock; our ability to operate as a public company; our ability to protect our intellectual property; general economic and business conditions; the volatility of our operating results and financial condition; our ability to attract or retain qualified personnel; and other risks detailed from time to time in our filings with the SEC, or otherwise.

Our Company and Our Business

MJP International Ltd. (“we”, “us”, “our”, “MJP”, the “Company”) was incorporated in the State of Nevada on October 24, 2012. We are a development stage company; having entered into the development stage on October 24, 2012. Founded in Calgary, Canada, we aim to capitalize on new opportunities found in the North American market for LED lighting. With China as the manufacturing backbone of future LED products, we have set up office in Guangzhou, China in search of high quality products offered by reputable manufacturers to be introduced to Canada, the United States, and abroad. Our President and Chief Executive Officer, Chris Tong Tang spends more than 50% of his time in the Southern China region, including Guangzhou and Hong Kong. While there, he operates from our Guangzhou office. In addition to seeing suppliers and sourcing and inspecting products at factories, he is also actively seeking to develop a market for our products in that region.

Our executive offices are located at Suite 2806, 505 - 6th Street SW, Calgary, Alberta, Canada T2P 1X5. Our telephone number is (403) 237 – 8330. All references to our “Company” or “MJP” include reference to our wholly owned subsidiaries, MJP Lightings Solutions Ltd. and MJP Holdings Ltd.

On December 17, 2012, we entered into a Share Exchange Agreement with MJP Lighting Solutions Ltd. (“MJP Lighting Solutions”) and the shareholders of MJP Lighting Solutions Ltd. pursuant to which we acquired MJP Lighting Solutions Ltd. and MJP Holdings Ltd. (“MJP Holdings”), as our wholly owned subsidiaries. As a result of the acquisition, we issued 12,000,000 shares of common stock in exchange for 100 percent of the outstanding common shares of MJP Lighting Solutions and MJP Holdings.

MJP Lighting Solutions, a British Virgin Islands company, with its main office located in Hong Kong, was incorporated in October 31, 2012. MJP Lighting Solutions operated through its then wholly owned subsidiary, MJP Holdings, of Alberta, Canada. MJP Holdings was incorporated on July 19, 2010 under the laws of the province of Alberta, Canada. MJP Holdings specializes in the sale and distribution of LED lighting and technology solutions.

On January 1, 2012 we received a Letter of Authorization from Gysun Opto-Electronic Co. Ltd. pursuant to which we were designated as an authorized dealer in Canada for all LED products produced by Gysun Opto-Electronic Co. The letter of authorization entitles us to market and distribute products of Gysun Opto-Electronic Co. Ltd. in Canada. All purchase orders made by us are negotiated and determined on a case by case basis. The Letter of Authorization has no fixed term and is valid until revoked.

Products and Services

Light-Emitting Diodes (LEDs)

Light-emitting diode, commonly known as LED, is a solid-state semiconductor technology that is rapidly gaining momentum in the lighting industry. Early market for LEDs was driven by specific niche markets, mainly backlighting, that optimized on the products’ coloured light and small package size. From backlighting, the product slowly made inroads into the automotive industry. Today, the focus of the industry has largely been shifted towards general lighting. LED applications are evolving quickly into viable sources for general illumination as they promise many benefits over conventional lighting. Within the past few years, LED technology has improved significantly with respect to brightness, energy efficiency, and colour quality and consistency. Branded as a disruptive technology, LED has played a tremendous role in revolutionizing the lighting industry. LEDs have the following attributes:

  Efficiency. LEDs have exceptionally high theoretical energy efficiency. They can produce much higher lumen per watt than conventional technologies, thus providing energy savings up to 50 to 70 percent.
  Lifespan. The materials used in making LEDs are inherently stable. High quality LEDs may last for 50,000 to 100,000 hours or more. Unlike conventional lighting technologies, lifespan of an LED is unaffected by rapid cycling, its lifespan actually increases when the average current flowing through it is reduced.
  Controllability. LEDs have superior control over light colour, intensity, and direction. Newer white LEDs bring the potential to illuminate public spaces, homes and offices with light that mimics daylight. The controllability of LED- generated light enables intelligent light systems, making them better suited to smart controls than any previous light technology.
  Durability. LEDs are extremely durable; and are resistant to vibration, mechanical stress, and extreme weather conditions whereby conventional lighting solutions are at a disadvantage.
  Environmentally Friendly. LEDs do not contain toxic materials such as mercury, a necessary component of fluorescent bulbs.

Today’s LEDs boast many benefits over conventional technologies. In addition to the many objective advantages mentioned above, they also provide social benefits that play an important role in enhancing human emotions, motivation, abilities, health, and perception of public safety.

MJP International’s LED Products

MJP, through our Canadian subsidiary, MJP Holdings Ltd., currently sells LED products in Canada primarily to retail clients (end users) or through agents. To date, the majority of our products sold in Canada have been sold through two independent agents, ECCOS Lifestyle Ltd. and PSL Enterprises Ltd., both of Calgary, Alberta. In June, 2013, through our wholly owned British Virgin Island subsidiary, MJP Lighting Solutions Ltd., we made a sale to an end user in Hong Kong. MJP has established relationships with and has purchased most of our products from two suppliers in Southern China, Gysun Opto-Electronic Co. Ltd. and Odin Optoelectronics Technology Co., Limited. To date, our sales have consisted primarily of LED tube lights, LED par (parabolic aluminized reflector) lamps for spot lights, and LED down lights. These products, which are certified for sale in North America with UL® (Underwriters Laboratories) or CSA® (Canadian Standards Association) certifications are described in more details below. All of these products have numerous applications in both commercial and residential structures and offer a number of benefits over both incandescent and fluorescent lighting products.

Par Series

The LED Par Series bulb is a replacement bulb for traditional Par 30/38 lamps, where typically halogen bulbs are used. Diameter and length are identical to traditional lighting products; however, the mid section is wider to allow necessary thermal management. Normally this difference is accommodated by the standard fixtures. The LED bulb is available with either a spot or wide beam lens and can be used in recessed, track and pendant lighting. Traditionally, the Par light series has two product alternatives: halogen lamps and compact fluorescent lamps (CFLs). LED Par Series are superior in many ways over these two product alternatives. Both the halogen and CFL bulbs operate at higher wattages resulting in higher yearly power consumption and heat emissions. Furthermore, halogen and CFL lighting products are also deficient in luminosity (light intensity) and longevity.

Down Light

The LED Down Light Series is a complete lighting fixture with bulb and installation housing. The model has three variations: recessed, narrow spot, and wide beam; allowing for a wide range of applications. The LED Down Light Series’ lack of heat output and spot capabilities make this product ideal for display lighting. However the fixtures can also be used in any commercial office space or residential dwelling.

The Down light series bulb is superior in many ways over the halogen and CFL lighting products. However, a feature that truly sets the LED Down light product apart from its alternatives is that the bulb is available in both a wide and narrow beam model; allowing the product a greater amount of versatility over alternative lighting products.

Tube Series

The LED tube series products are designed to replace fluorescent lamps and fit into existing light fixtures. The new LED lighting products are easy to install and require only some minor wiring adjustments, which includes removing the now obsolete ballasts. As well, the LED Tube series pins can be configured for horizontal or vertical lighting and are available in either clear or frosted lenses.

The LED Tube series contains many advantages over traditional fluorescent tube lighting. Overall product performance is far superior; they are capable of starting at much colder temperatures, and do not flicker or hum like traditional fluorescent tubes tend to do. Quality of light is also much better, and both wattage and yearly power consumption is much lower. LED Tube Series products also do not require a ballast like traditional fluorescent tubes do, and last significantly longer resulting in a substantial decrease in installation and maintenance costs.

Product Sourcing

China is currently the largest LED light production base in the world, with over 2,200 manufacturers producing LED devices, packages, and luminaires. The country is in a strong position to capitalize on new opportunities in the lighting market due to its growing prowess in technological innovation and R&D coupled with its existing manufacturing and production capabilities. High price of LEDs is often cited as the barrier to the mass adoption of LED lighting, China’s cost advantage over North America and Europe could be the key to accelerating LED adoption.

With that in mind, MJP has set up a branch operating office in Guangzhou, China dedicated to the finding of quality manufacturers whose products are with UL and CSA authentication and are eligible to enter into the North American market. Products of MJP are currently sourced through a number of different manufacturers. Basing the company’s sourcing component in China allows MJP to maintain good working relationships with each of its suppliers to ensure the delivery of quality products and to stay informed with the industry’s latest product offerings and technological updates. To date, we have purchased most of our products from two suppliers in Southern China, Gysun Opto-Electronic Co. Ltd. and Odin Optoelectronics Technology Co., Limited.

Sales, Distribution, and Fulfillment

We do not maintain an inventory of products. Instead, we place factory order once customer orders are secured. Wholesale prices are negotiated on a case by case basis, as are our resale prices, which typically incorporate a markup of 15% to 30% from the factory wholesale price. Typically, all payments are due upon delivery. For large order, a deposit of 30% is required. We either receive payments directly from customers or from our agents. For small orders, products will be shipped from China to our Company’s office and then shipped to the client. For large orders, products will generally be shipped directly from China to the client.

Market

Worldwide, the lighting market is forecasted to expand to US$160 billion by 20201, largely driven by the growth in demand for LEDs as their prices decline. LEDs are expected to fall in price by more than 80 percent and reach a global penetration of around 60 percent across all lighting applications over the next eight years2. With less than 10 percent market penetration in 2010 and even less than 1 percent in the residential sector, LEDs market share is likely to accelerate over the next decade.

In 2011, the global lighting market was estimated at US$94 to $110 billion3, with general lighting products accounting for 75 percent share of the total lighting market. Residential remains the largest market segment, with over 40 percent market share of the total general lighting market, followed by office and outdoor with market share of over 10 percent each4.

At present, North America’s LED market share is estimated at around 7 percent5. This market is currently led by the new fixture installation market, especially in the non-residential segment, supported by several government initiatives. LED market share is likely to increase as the price of LED lighting goes down, even in the residential and light source replacement segments. These factors will accelerate LED market share in North America, which is expected to rise to over 45 percent in 2016 and around 70 percent in 2020 on a value basis, including both new fixture installation and light source replacement.

Market Trends and Drivers

There is a growing global focus on creating energy efficient alternatives for all electrical devices. Both businesses and individual consumers are becoming increasingly aware of how inefficient many existing lighting products are, and have begun to look for more efficient forms of lighting. LED technology is helping to drive product choices in terms of energy efficiency and life-span advancements, and has the potential to replace all other forms of lighting technology.

Government

Due to the establishment of international protocol restricting greenhouse emissions and mounting pressure from special interest groups, there have been numerous efforts by all levels of government to reduce carbon emissions. Many European countries have effectively banned the sale and use of incandescent bulbs due to their inefficient qualities. This movement to ban inefficient bulbs is spreading to North America as well. By 2014, both the Canadian and US governments will have bans on inefficient bulbs, and create a much greater demand for LED lighting products.

In addition to the banning of incandescent bulbs, governments across the globe are granting subsidies to businesses and households for using energy-efficient LED lamps. Governments are shaping and stimulating the LED market with technical standardization and labeling, market aggregation and subsidies, and government testing labs. Supportive government policy will continue to be a critical driver of the LED lighting market as they become prime movers in propelling market demand.

Urbanization

________________________________
1 The Climate Group, “Lighting the clean revolution – The rise of LEDs and what it means for cities,” June 2012, p. 6
2 The Climate Group, “Lighting the clean revolution – The rise of LEDs and what it means for cities,” June 2012, p. 6
3 The Climate Group, “Lighting the clean revolution – The rise of LEDs and what it means for cities,” June 2012, p. 6
4 McKinsey & Company, “Lighting the Way - Perspectives on the global lighting market ,” June 2011, p. 8
5 Ibid, p. 36

Global population growth and urbanization are increasing the overall demand for lighting products. Cities today consume 70 percent of the world’s energy supply6. Exponential urban growth is expected over the next decade which contributes to an ever growing demand for energy. Increased demand for energy translates to rising energy prices. Widespread adoption of LED lighting will lead to a 40 percent cut in energy consumption, amounting to a saving of US$53 billion in annual energy costs7. Furthermore, the cost of LEDs has decreased substantially over the past decade. Prices are expected to continue their decline over the next few years as demand and production ramp up. With the continual reduction in pricing as LEDs achieve economies of scale, consumers will be more inclined to transition to the energy efficient lighting solution.

Environment

Scarce resources and climate change are now two of the world’s greatest environmental concerns. “Going Green” and “Reducing Your Carbon Footprint” have become common phrases in today’s society. People, cities, and countries are all beginning to adopt more efficient technologies in order to reduce carbon emissions. Almost one-fifth of today’s global electricity is used for lighting, which accounts for 1.9 billion tons, or roughly 6 percent of carbon dioxide emission8.

Given their capacity to achieve substantial emissions cuts and their continual improvement in economics, LEDs are one of the most important technologies for cutting carbon emissions in the early 21st century. The adoption of LED will bring about 40 percent in energy savings across the whole lighting market, reaching at least 670 million tons of emissions savings every year9.

Technology

The illumination/lighting industry has changed greatly in the last decade with the introduction of compact fluorescent lamps (CFLs) as the new energy solution to incandescent bulbs. The appeal of CFLs was energy efficiency and longevity. However, LEDs were always looked at as the logical next step in illumination technology. Due to recent advances in LED illumination technology it has now become feasible to apply this technology in residential, commercial, institutional, and industrial buildings, and facilities. Until recently LEDs were unable to produce sufficient lumens to replace traditional lighting products, but today LED technology has grown by leaps and bounds, and is expected to eventually replace all current forms of lighting products.

Market Segmentation

As a distributor of LED products, MJP aims to establish a customer base consisting of a range of purchasers, including end users, wholesalers, construction and design contractors, and retailers. To date, we have solicited purchasers for our products both directly, through the sales efforts of our management, and indirectly, through two independent agents, ECCOS Lifestyle Ltd. and PSL Enterprises Ltd., both of Calgary, Alberta. In each case, we consult with purchasers, ascertain their product requirements, and consult with manufacturers to identify and supply suitable products. Due to LED being a new lighting product and the high initial cost to the client there is a great deal of customer relationship management required in order to assure the client that they are making the right decision.

We have identified several potential barriers in place when approaching new customers. Prospective customers may be in long term contracts with either a wholesaler or distributor for alternative lighting products, or have in place a maintenance firm that replaces light fixtures with alternative products. Another potential barrier to the market is product cost. The initial cost of LED products is higher than traditional illumination solutions. However, the installation, operations, and maintenance costs are significantly lower, resulting in an overall savings to the customer. In order to effectively penetrate the illumination industry, these barriers must be appropriately addressed.

________________________________
6 The Climate Group, “Lighting the clean revolution – The rise of LEDs and what it means for cities,” June 2012, p. 2
7 Ibid, p. 6
8 Ibid, p. 1
9 Ibid, p.10

To date our sales have been made primarily to end users and wholesalers. The following is a description of our customer base.

End Users

End users consist of customers with high usage rates, and include: municipalities, airports, railway lines, hospitals, post-secondary institutions, and large property owners. These potential clients are either looking to replace current illumination systems or to install light fixtures in a current construction project. End users can potentially deal directly with a product distributor or with a middle man such as an electrical wholesaler.

Wholesalers

Electrical wholesalers supply electrical contractors with the required materials for construction or renovation projects. Wholesalers act as a middleman in the distribution chain, and decide which products to hold in stock depending on client demand and the company’s relationships with manufacturers. Wholesalers make purchases in large quantities and carry stock of frequently sold items. These companies will fill a customer’s order by either taking out stock on hand or, by placing an order with a distributor for the size of the customer’s order.

Contractors

Contractors are contracted by end users to draw up blue prints for new projects and specify what type of lighting is to be installed. With regards to the distribution chain, contractors usually do not directly purchase any electrical or illumination products, but instead purchase through wholesalers.

Retailers

Retailers vary in size from single location lighting stores to nationwide home building supply stores. These companies’ clients are individual home owners who may require lighting for a new home or renovation, or simply to replace a worn out lighting product. The quantity of stock held by a retail store varies by company; smaller retailer stores purchase stock on an ad hoc basis; whereas large retailers may have annually contracts with minimum purchase quantities.

Inventory

We do not currently maintain an inventory of products and do not anticipate doing so in the future. Instead, we employ just-in-time (JIT) inventory management, essentially eliminating any need for a warehouse. Each transaction will be negotiated according to the requests and specifications of individual client. Samples of all of the company’s products will be on hand to provide to the agents and the clients as required. In the long run, MJP will establish a good relationship with a reputable logistics company in hopes of reducing cost and achieving seamless and reliable delivery of products to the local market.

Employees

Currently we do not have any employees. Our President, Chief Executive Officer and director, Chris Tong Tang, provides his services as a consultant to our Company on a full time basis. Our Secretary, Treasurer, and Director, Allan Fung provides his services as a consultant to our Company on a part-time basis. Our officers and directors provide services to our business on a consulting basis in order to eliminate overhead costs that we would be required to incur upon the engagement of employees, including employment insurance and workers compensation premiums. We also currently engage one contractor, Mr. Alan Chan, a shareholder and promoter of our Company, to provide administrative support services on a part-time basis. We do not expect any material changes in the number of employees over the next 12 month period and will continue to outsource contract employment as needed.

DESCRIPTION OF PROPERTY

As of the date of this Prospectus, our executive and administrative offices are located at Suite 2806, 505 - 6th Street SW Calgary, Alberta, Canada T2P 1X5. The space, which is approximately 300 square feet, is currently provided to us at a cost of $500 per month by a third party. We also occupy a 500 square foot office space located in Guangzhou, China. That space is leased from a 3rd party at a cost of approximately $500 per month. We believe that our office spaces are sufficient to meet our present needs and do not anticipate any difficulty securing alternative or additional space, as needed, on terms acceptable to us.

Competitive Business Conditions

Competition in the newly emerging LED illumination industry is quite strong and there are numerous competitors offering both LED illumination products as well as alternative illumination products such as CFLs. There are a number of companies already active in the sale and distribution of LED illumination products that are substantially larger and better funded than we are and that have significantly longer histories in the respective marketplace. Our principal competitors all have greater financial, technical, managerial, and marketing resources than we have.

Companies providing the same product or alternative products are not the only competitive factor in the emerging LED illumination industry. LED illumination technology can be described as a destructive industry. Due to the exceptionally long life span of LED products, there will be a major reduction in maintenance cost for commercial buildings and transportation services. As a result LED distributors may experience market resistance from outside pressures, such as labour unions who may feel their jobs are being threatened.

Currently, there are a number of companies establishing LED illumination products manufacturing facilities in China. This is mainly due to the relatively cheap labour force and a well-established supply chain system within the country. Mexico is currently a strong exporter to the North American lighting industry but is gradually losing market share to China. As well, many production facilities in Europe and the United States have already shut down. Philips, OSRAM, and General Electric are currently closing down plants, and will potentially cease operations entirely within the United States.

Key Competitors

The LED illumination industry is comprised of many players. However, there are four dominant multinational players who maintain well established brands, distribution networks, and client relationships.

  Philips Lumileds: One of the leading manufacturers of high-power LEDs, Philips has many advanced LED manufacturing and operations facilities which stretch across the globe and is dedicated to increasing the adoption of solid-state illumination solutions. Over the last few years, Philips Lumileds has introduced numerous LED products. The company also supplies core LED material, such as chips and WAFER technology as well as LED packaging, and manufactures billions of LEDs annually.
  OSRAM Sylvania: One of the largest manufacturers of lighting products in the world, selling products in more than 150 countries. OSRAM makes Sylvania and OSRAM branded lighting products, including LEDs, for residential and commercial applications. OSRAM’s Opto-Semiconductors division creates high performance LEDs, and is involved in lighting research, product designs, and builds electronic control systems used to make lighting products.
  General Electric (GE): A mega-corporation that includes technology, media, and financial services operations. GE is a leader in innovation; the company’s products have dominated the North American market for decades. However, they appear to be taking a secondary role in energy efficient lighting technology. This lag may be due to the company’s short-lived venture into high efficient incandescent light.
  CREE: Originally an exclusively WAFER manufacturer, now has a LED lighting division which has provided Cree with key retrofit technologies that convert existing lighting fixtures to energy-efficient lighting, and thereby accelerate the adoption of LED lighting in the general illumination market.

Although there are some trends towards consolidation, the general lighting fixture market remains largely regionally segregated and fragmented. Local market access in the lighting fixture industry is therefore important. MJP will establish a presence in the Calgary market while at the same time maintain strategic relationships with manufacturers in China. By conducting the company’s product souring in China, MJP aims to position itself at the forefront of this emerging competitive strategy.

Subsidiaries

We have two wholly owned subsidiaries, MJP Lighting Solutions Ltd., a British Virgin Islands company, incorporated in October 31, 2012, and MJP Holdings Ltd., an Alberta (Canada) corporation incorporated on July 19, 2010.

Intellectual Property

We assert common law trademark rights in the province of Alberta for the names “MJP”, “MJP International”, and “MJP Lighting Solutions” in the field of lighting. Common law trademark rights are enforceable in provincial courts in Canada, and may be asserted against those who appropriate, dilute or damage the goodwill of our business by using the same or similar trade-names or trademarks. Unlike statutory trademark rights, which are acquired by registration and provide nation-wide protection, common law trademark rights are acquired automatically and provide protection only in the jurisdiction where a business uses a name or logo in commerce. We intend to rely on common law trademark protection until such time as we deem it economical for our business to register our trade-names or trademarks.

We have not registered for the protection of any rights under trademark, patent, or copyright in any jurisdiction.

LEGAL PROCEEDINGS

None of our directors, executive officers, promoters or control persons has been involved in any of the following events during the last 10 years:

1.

A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which she was a general partner at or within two years before the time of such filing, or any corporation or business association of which she was an executive officer at or within two years before the time of such filing;

2.	Convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.

The subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining her from, or otherwise limiting, the following activities:

i.

Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

	ii.	Engaging in any type of business practice; or

4.

Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws. The subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (f)(3)(i) of this section, or to be associated with persons engaged in any such activity;

5.

Found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.

Found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.

The subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i.	Any Federal or State securities or commodities law or regulation; or

ii.

Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

iii.	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.

The subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self- regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not traded on any exchange. We intend to engage a market maker to apply to have our common stock quoted on the OTC Bulletin Board once this Registration Statement has been declared effective by the SEC; however, there is no guarantee that we will obtain a listing.

There is currently no trading market for our common stock and there is no assurance that a regular trading market will ever develop. OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers. OTC Bulletin Board issuers are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

To have our common stock listed on any of the public trading markets, including the OTC Bulletin Board, we will require a market maker to sponsor our securities. We have not yet engaged any market maker to sponsor our securities and there is no guarantee that our securities will meet the requirements for quotation or that our securities will be accepted for listing on the OTC Bulletin Board. This could prevent us from developing a trading market for our common stock.

Holders

There are currently 48 holders of record of our common stock. We currently act as our own registrar and transfer agent for our common shares.

Dividend Policy

We have not declared or paid any cash dividends since inception. We intend to retain future earnings, if any, for use in the operation and expansion of our business and do not intend to pay any cash dividends in the foreseeable future. There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends.

Securities Authorized for Issuance Under Equity Compensation Plans

We have no long-term incentive plans.

FINANCIAL STATEMENTS

This prospectus includes the following financial statements:

  Audited consolidated financial statements for MJP International Ltd.. for the years ended July 30, 2013 and 2012, and for the period from July 19, 2010 (inception) to July 30, 2013.

Our financial statements are prepared in accordance with United States generally accepted accounting principles and are stated in United States Dollars (US$). The financial statements appear beginning on page F-1.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and the Stockholders of MJP International Ltd.

We have audited the accompanying consolidated balance sheets of MJP International Ltd. and its subsidiaries (the “Corporation”) as of June 30, 2013 and 2012 and the consolidated statements of operations, stockholders’ equity and cash flows for the years ended June 30, 2013 and 2012 and the period from incorporation (July 19, 2010) to June 30, 2013. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MJP International Ltd. and its subsidiaries as of June 30, 2013 and 2012, and the results of their operations and their cash flows for the years ended June 30, 2013 and 2012, and the period from incorporation (July 19, 2010) to June 30, 2013 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Corporation has accumulated losses of $102,363 since its inception. These conditions raise substantial doubt about the Corporation’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Calgary, Alberta
September 24, 2013	Chartered Accountants

Suite 1500, 640 – 5th Ave. S.W., Calgary, Alberta T2P 3G4 Tel: (403) 263-3385 Fax: (403) 269-8450

MJP International Ltd.
CONSOLIDATED BALANCE SHEETS
Stated in US dollars
(A Development Stage Company)
As at

	June 30,	June 30,
	2013	2012

ASSETS
Current
Cash and cash equivalents	57,677	614
Trade receivable	-	338
Inventory	8,369	8,844
Total Assets	66,046	9,796

LIABILITIES
Current
Trade and other payables	23,791	15,302
Due to related parties (Note 4)	33,608	8,968
Total Liabilities	57,399	24,270

STOCKHOLDERS' EQUITY (DEFICIENCY)
Common stock
Authorized 100,000,000 common stock, voting, par value $.0001 each
Issued 16,108,500 (2012 - 12,000,000) common stock (Note 5)	1,611	1,200
Additional paid in capital (Note 5)	112,195	(1,096)
Deficit accumulated during the development stage	(102,363)	(14,830)
Accumulated other comprehensive (loss) income	(2,796)	252
Total Stockholders' Equity (Deficiency)	8,647	(14,474)
Total Liabilities and Stockholders' Equity	66,046	9,796

Going Concern (Note 1)

The accompanying notes are an integral part of these consolidated financial statements

MJP International Ltd.
CONSOLIDATED STATEMENTS OF OPERATIONS
Stated in US dollars
(A Development Stage Company)
For the years ended June 30, 2013 and 2012; and the period from inception (July 19, 2010) to June 30, 2013

			Since July 19,
	Year ended	Year ended	2010 to
	June 30,	June 30,	June 30,
	2013	2012	2013
Revenue	28,843	34,807	86,600
Cost of goods sold	(26,048)	(16,610)	(62,786)
Gross profit	2,795	18,197	23,814
Expenses
General & administration	29,902	427	30,620
Management fees	995	-	995
Professional fees	47,067	1,196	49,261
Wages & salaries	12,364	12,376	43,966
	(90,328)	(13,999)	(124,842)
Net (loss) income before income tax	(87,533)	4,198	(101,028)
Income tax expense (Note 6)	-	1,335	1,335
Net (loss) income	(87,533)	2,863	(102,363)
Other comprehensive income
Foreign currency adjustment	(3,048)	936	(2,796)
Comprehensive (loss) income	(90,581)	3,799	(105,159)
Basic and diluted (loss) income per stock	(0.01)	0.00
Weighted average number of shares outstanding	14,165,293	12,000,000

The accompanying notes are an integral part of these consolidated financial statements

MJP INTERNATIONAL LTD.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Stated in US dollars
(A Development Stage Company)

				Accumulated
			Additional	Other
	Common Stock		Paid in	Comprenhsive
	Shares	Amount	Capital	Income (Loss)	Deficit	Total
Balance, July 19, 2010	12,000,000	1,200	(1,096)	-	-	104
Net income for the period	-	-	-	-	(17,693)	(17,693)
Other comprehensive income for the period	-	-	-	(684)	-	(684)
Balance, June 30, 2011	12,000,000	1,200	(1,096)	(684)	(17,693)	(18,273)
Net income for the year	-	-	-	-	2,863	2,863
Other comprehensive income for the year	-	-	-	936	-	936
Balance, June 30, 2012	12,000,000	1,200	(1,096)	252	(14,830)	(14,474)
Recapitalization	150,000	15	(6,992)	-	-	(6,977)
Stock issued for private placement	3,958,500	396	120,283	-	-	120,679
Net loss for the year	-	-	-	-	(87,533)	(87,533)
Other comprehensive loss for the year	-	-	-	(3,048)	-	(3,048)
Balance, June 30, 2013	16,108,500	1,611	112,195	(2,796)	(102,363)	8,647

The accompanying notes are an integral part of these consolidated financial statements

MJP INTERNATIONAL LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Stated in US dollars
(A Development Stage Company)
For the years ended June 30, 2013 and 2012; and the period from inception (July 19, 2010) to June 30, 2013

			Since July 19,
			2010 to
			June 30,
	2013	2012	2013
Operating activities
Net (loss) income for year	(87,533)	2,863	(102,363)
Changes in non-cash working capital:			-
Trades receivable	338	8,545	-
Inventory	475	(8,844)	(8,369)
Trade and other payables	6,620	901	21,922
Due to related parties	15,937	-	25,157
Net cash (used in) provided by operating activities	(64,163)	3,465	(63,653)
Financing activities
Cash acquired in reverse merger	229	(5,264)	229
Common stock issued	120,679	-	120,783
Net cash provided by (used in) financing activities	120,908	(5,264)	121,012
Effect of exchange rate changes on cash	318	936	318
Net cash increase (decrease) for year	57,063	(863)	57,677
Cash and cash equivalents, beginning of the year	614	1,477	-
Cash and cash equivalents, end of the year	57,677	614	57,677

The accompanying notes are an integral part of these consolidated financial statements

MJP INTERNATIONAL LTD. (A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended June 30, 2013 and 2012 and
the period from inception (July 19, 2010) to June 30, 2013

NOTE 1 – NATURE AND CONTINUANCE OF OPERATIONS

MJP International Ltd. (“MJP” or the “Corporation”) was incorporated in the state of Nevada, United States on October 24, 2012. On December 10, 2012, the Corporation acquired MJP Lighting Solutions Ltd. (“MJP BVI”) and MJP BVI’s wholly owned subsidiary, MJP Holdings Ltd. (“MJP Alberta”), by issuing 12,000,000 common stock in exchange for 100 percent of the outstanding common stock of MJP BVI (the “Transaction”). Although the Corporation was the legal acquirer, the transaction was accounted for as a recapitalization of MJP BVI in the form of a reverse merger, whereby MJP BVI becomes the accounting acquirer and was deemed to have retroactively adopted the capital structure of the Corporation. Accordingly, the accompanying consolidated financial statements reflect the historical consolidated financial statements of MJP BVI for all periods presented, and do not include the historical financial statements of the Corporation.

MJP BVI, a British Virgin Islands company, with its main office located in Hong Kong, was incorporated in October 31, 2012. MJP Alberta was incorporated on July 19, 2010 under the laws of the province of Alberta, Canada. MJP BVI, operating through MJP Alberta, specializes in the sale and distribution of LED lighting and technology solutions and is focused on the North American market. MJP Alberta has set up agency in Guangzhou, China in search of high quality products offered by reputable manufacturers to be introduced to Canada.

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Corporation and its subsidiaries will be able to meet its obligations and continue its operations for next fiscal year. Realization values may be substantially different from carrying values as shown and these consolidated financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Corporation be unable to continue as a going concern. At June 30, 2013, the Corporation had not yet achieved profitable operations and has accumulated losses of $102,363 since its inception. The Corporation expects to incur further losses in the development of its business, all of which casts substantial doubt about the Corporation’s ability to continue as a going concern. The Corporation’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management anticipates that additional funding will be in the form of equity financing from the sale of common stock. Management may also seek to obtain short-term loans from the directors of the Corporation. There are no current arrangements in place for equity funding or short-term loans.

MJP INTERNATIONAL LTD. (A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended June 30, 2013 and 2012 and
the period from inception (July 19, 2010) to June 30, 2013

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Corporation’s consolidated financial statements included herein are prepared under the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. These consolidated financial statements include the financial activities of its wholly owned subsidiaries, MJP Lighting Solutions Ltd. and MJP Holdings Ltd., and 100 percent of its assets, liabilities and net income or loss. All inter-company balances and transactions have been eliminated.

Cash and Cash Equivalents

For purposes of the consolidated statement of cash flows, management considers liquid investments with an original maturity of three months or less to be cash equivalents. As at June 30, 2013, all cash amounts deposited in accounts were federally insured.

Inventory

Inventories recorded in the consolidated financial statements are stated at the lower of cost or market, cost being determined on the basis of weighted average. Inventory consists of lighting equipment which are all classified as finished goods.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Comprehensive (Loss) Income

The Corporation adopted FASB ASC 220, “Reporting Comprehensive Income”, which establishes standards for the reporting and display of comprehensive income and its components in the consolidated financial statements. Comprehensive income consists of net income and other gains and losses affecting stockholders’ equity that are excluded from net income, such as unrealized gains and losses on investments available for sale, foreign currency translation gains and losses and minimum pension liability. Since inception, the Corporation’s other comprehensive income represents foreign currency translation adjustments.

Net Income (Loss) per Common stock

FASB ASC 260 requires dual presentation of basic and diluted earnings per share (EPS) with a reconciliation of the numerator and denominator of the EPS computations. Basic earnings per share amounts are based on the weighted average shares of common stock outstanding. If applicable, diluted earnings per share would assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. Diluted net income (loss) per share on the potential exercise of the equity-based financial instruments is not presented where anti-dilutive.

MJP INTERNATIONAL LTD. (A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended June 30, 2013 and 2012 and
the period from inception (July 19, 2010) to June 30, 2013

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

Financial Instruments

Fair Value

The guidance for fair value measurements establishes the authoritative definition of fair value, sets out a framework for measuring fair value and outlines the required disclosures regarding fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date.

The Corporation uses a three-tier fair value hierarchy based upon observable and non-observable inputs as follows:

  Level 1 – observable inputs such as quoted prices in active markets;
  Level 2 – inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and
  Level 3 – unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Cash and cash equivalents are measured using level 1 inputs.

Assets and Liabilities that are measured at Fair Value on a Recurring Basis

The fair value hierarchy requires the use of observable market data when available. In instances in which the inputs used to measure fair value fall into different levels of the fair value hierarchy, the fair value measurement has been determined based on the lowest level input that is significant to the fair value measurement in its entirety.

The Corporation’s assessment of the significance of a particular item to the fair value measurement in its entirety requires judgment, including the consideration of inputs specific to the asset or liability.

The fair value of financial instruments consisting of cash and cash equivalents, trade receivable, trade and other payables and due to related parties were estimated to approximate their carrying values based on the short-term maturity of these instruments.

Risks

Financial instruments that potentially subject the Corporation to credit risk consist principally of cash and cash equivalents.

Management does not believe the Corporation is exposed to significant credit risk. Management, as well, does not believe the Corporation is exposed to significant interest rate risks during the periods presented in these consolidated financial statements as the Corporation does not hold any interest-bearing financial instruments.

MJP INTERNATIONAL LTD. (A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended June 30, 2013 and 2012 and
the period from inception (July 19, 2010) to June 30, 2013

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

Fair Value Measurements

The Corporation follows FASB ASC 820, Fair Value Measurements and Disclosures, for all financial instruments and non-financial instruments accounted for at fair value on a recurring basis. This new accounting standard establishes a single definition of fair value and a framework for measuring fair value, sets out a fair value hierarchy to be used to classify the source of information used in fair value measurement and expands disclosures about fair value measurements required under other accounting pronouncements. It does not change existing guidance as to whether or not an instrument is carried at fair value. The Corporation defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, the Corporation considers the principal or most advantageous market in which the Corporation would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions and credit risk.

The Corporation has adopted FASB ASC 825, Financial Instruments, which allows companies to choose to measure eligible financial instruments and certain other items at fair value that are not required to be measured at fair value. The Corporation has not elected the fair value option for any eligible financial instruments.

Currency Risks

From time to time, the Corporation incurs expenditures in other than its functional currency of Canadian dollars. Consequently, some assets and liabilities are exposed to foreign currency fluctuations. As at June 30, 2013, the Corporation has $336 in Hong Kong dollars on deposit in a Hong Kong account and $6,210 in US dollars on deposit in US accounts.

Impairment of Long-Lived Assets

Impairment losses on long-lived assets are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses are then measured by comparing the fair value of assets to their carrying amounts. No impairments of these types of assets were recognized during the year ended June 30, 2013

Revenue Recognition

The Corporation recognizes revenue when persuasive evidence of an arrangement exists, shipment has occurred or services rendered, the price is fixed or determinable and payment is reasonably assured. Customers take ownership at point of sale and bear the costs and risks of delivery.

MJP INTERNATIONAL LTD. (A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended June 30, 2013 and 2012 and
the period from inception (July 19, 2010) to June 30, 2013

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

Income Taxes

The Corporation follows FASB ASC Topic 740, “Income Taxes” which requires the use of the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the consolidated financial statements carrying amounts of existing assets and liabilities and loss carry forwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The tax consequences of most events recognized in the current year’s consolidated financial statements are included in determining income taxes currently payable. However, because tax laws and financial accounting standards differ in their recognition and measurement of assets, liabilities, equity, revenues, expenses, gains and losses, differences arise between the amount of taxable income and pre-tax financial income for a year and between the tax bases of assets or liabilities and their reported amounts in the consolidated financial statements.

Because the Corporation assumes that the reported amounts of assets and liabilities will be recovered and settled, respectively, a difference between the tax basis of an asset or a liability and its reported amount in the balance sheet will result in a taxable or a deductible amount in some future years when the related liabilities are settled or the reported amounts of the assets are recovered, which gives rise to a deferred tax asset. The Corporation must then assess the likelihood that the deferred tax assets will be recovered from future taxable income and to the extent the Corporation believes that recovery is not likely, the Corporation must establish a valuation allowance.

The Corporation has adopted FASB guidance on accounting for uncertainty in income taxes which provides a consolidated financial statement recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. Under this guidance, the Corporation may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The guidance also extends to de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and income tax disclosures.

Foreign Currency Translation

The functional currency of the Corporation and its subsidiaries is Canadian dollars (“C$”). The Corporation maintains its financial statements in United States currency.

(i) Foreign currency transactions

Transactions in foreign currencies are initially recorded by the Corporation and its subsidiaries at their respective functional currency rates prevailing at the date of the transaction.

Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency spot rate of exchange at the reporting date. All differences are taken to the consolidated statement of operations.

Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value is determined.

MJP INTERNATIONAL LTD. (A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended June 30, 2013 and 2012 and
the period from inception (July 19, 2010) to June 30, 2013

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

(ii) Foreign operations

The assets and liabilities of foreign operations are translated to U.S. dollars at exchange rates at the reporting date. The income and expenses of foreign operations are translated into U.S. dollars at exchange rates at the dates of the transactions.

Foreign currency differences are recognized in other comprehensive income in the accumulated other comprehensive income (loss).

Foreign exchange gains or losses arising from a monetary item receivable from or payable to a foreign operation, the settlement of which is neither planned nor likely to occur in the foreseeable future and which in substance is considered to form part of the net investment in the foreign operation, are recognized in other comprehensive income in the cumulative amount of foreign currency translation differences.

Recent Accounting Pronouncements

In December 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2011-11 Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities (ASC 2011-11). ASC 2011-11 requires that an entity disclosure information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. ASC 2011-11 is effective for annual and interim periods beginning on or after January 1, 2013. The Corporation has determined that ASC 2011-11 has no impact to the consolidated financial statements.

In March 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2013-05 Foreign Currency Matters (Topic 830): Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity (ASC 2013-05). ASC 2013-05 requires that when a reporting entity (parent) ceases to have a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business (other than a sale of in substance real estate or conveyance of oil and gas mineral rights) within a foreign entity, the parent is required to apply the guidance in Subtopic 830-30 to release any related cumulative translation adjustment into net income. Accordingly, the cumulative translation adjustment should be released into net income only if the sale or transfer results in the complete or substantially complete liquidation of the foreign entity in which the subsidiary or group of assets had resided. ASC 2013-05 is effective for annual and interim periods beginning after December 15, 2013. The Corporation is currently assessing the impact of ASC 2013-05 to the consolidated financial statements.

MJP INTERNATIONAL LTD. (A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended June 30, 2013 and 2012 and
the period from inception (July 19, 2010) to June 30, 2013

NOTE 3 – BUSINESS ACQUISITION

On November 16, 2012, the Corporation entered into a share exchange agreement whereby the Corporation would acquire all of the issued and outstanding shares of MJP BVI. The transaction was completed on December 10, 2012 where the Corporation acquired all issued and outstanding shares of MJP BVI in exchange for 12,000,000 common shares of the Corporation (Note 1).

The acquisition constitutes a reverse merger and is accounted for in accordance with Accounting Standards Codification 805 – Business Combinations, as the former shareholders of MJP BVI now control 100 percent of the outstanding and issued voting shares of the Corporation and therefore, MJP BVI is deemed to be the acquirer for accounting purposes. Under these accounting principles, the post-merger consolidated financial statements represent the historical assets and liabilities of MJP BVI and the legal equity structure of the Corporation. The acquisition date fair value of consideration transferred in the transaction was $15 which approximates the fair value of the net assets received. All costs associated with the reverse merger transaction were expensed as incurred.

NOTE 4 – DUE TO RELATED PARTIES

During the year ended June 30, 2013, the Corporation paid wages and related expense of $12,364 (2012 -$12,376) to an officer and shareholder of the Corporation. This amount includes 12 monthly payroll expenses at CAD $1,035 per month. Of this amount, $2,754 is included in trade payables.

As at June 30, 2013, the Corporation was obligated to a shareholder for funds advanced to the Corporation for working capital. The advances are unsecured and no interest rate or payback schedule has been established.

NOTE 5 – COMMON STOCK

On October 31, 2012, the Corporation issued 150,000 common stock for a seed capital of $15 dollars.

On December 10, 2012, the Corporation issued 12,000,000 common stock in exchange for 100% of the outstanding common stock of MJP Lighting Solutions Ltd.

On December 20, 2012, the Corporation issued 3,958,500 common stock for gross proceeds of $120,679 ($118,755 CAD at $0.03 per share) by way of private placement.

As at June 30, 2013, there were no warrants or options outstanding (2012 – nil).

MJP INTERNATIONAL LTD. (A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended June 30, 2013 and 2012 and
the period from inception (July 19, 2010) to June 30, 2013

NOTE 6 – INCOME TAXES a) The significant components of the Corporation’s deferred income tax asset are as follows:

	2013	2012
Non-capital losses	$9,000	$-
Listing fees	16,691
Valuation allowance	$(25,691)	$-
	-	-

b) The rate reconciliation is as follows:

	2013	2012
Net (loss) income before income tax	$(87,533)	$4,198
Expected (recovery) expense at statutory rate 34% (2012 – 34%)	$(29,761)	$1,427
Non-deductible expenses	$1,337	$-
Listing fees	$(556)	$-
Differential between Canadian and US tax rates	$3,289	$(92)
Change in deferred tax benefits not recognized	$25,691	$-
	$-	$1,335

The Corporation has $3,729 of loss carry forwards in the United States that begin to expire in 2033. The Corporation has $30,927 of loss carry forwards in Canada that begin to expire in 2033. No tax benefits have been recognized in these consolidated financial statements as the criteria for recognition has not been met.

MANAGEMENT'SDISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our financial statements, including the notes thereto, appearing elsewhere in this Prospectus. The discussion of results, causes and trends should not be construed to imply any conclusion that these results or trends will necessarily continue into the future.

Forward Looking Statements

This Prospectus contains certain forward-looking statements. All statements other than statements of historical fact are “forward-looking statements” for the purposes of this Prospectus, including any projections of earnings, revenues, or other financial items; any statements of the plans, strategies, and objectives of management for future operation; any statements concerning proposed new products, services, or developments; any statements regarding future economic conditions or performance; statements of belief; and any statements of assumptions underlying any of the foregoing. Such forward-looking statements are subject to inherent risks and uncertainties and actual results could differ materially from those anticipated by the forward-looking statements.

Overview

We are a development stage company; having entered into the development stage on October 24, 2012. We are engaged in the procurement, marketing, sale and distribution of Light Emitting Diode (LED) lighting products and related technologies.

Purchase of Significant Equipment

We do not intend to purchase any significant equipment during the twelve months beginning July 1, 2013.

Personnel Plan

We do not expect any material changes in the number of employees during the twelve months beginning July 1, 2013. We do and will continue to outsource contract employment as needed.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors. Our principal capital resources have been through the subscription and issuance of common stock, although we have also used stockholder loans and advances from related parties.

Cash Requirements

We intend to continue to develop our LED Lighting sales and distribution network during the twelve months beginning July 1, 2013. We estimate our operating expenses and working capital requirements for the twelve month period beginning July 1, 2013 to be as follows:

Estimated Expenses For the Twelve Month Period Beginning
July 1, 2013

General, Administrative, and Corporate Expenses	$60,000
Operating Expenses	$35,000

Total	$95,000

At present, our cash requirements for the next 12 months (beginning July 1, 2013) outweigh the funds available to maintain or develop our business. Of the $95,000 that we require for the next 12 months, we have approximately $57,677 in cash as of June 30, 2013 and a working capital of approximately $8,647. In order to improve our liquidity, we plan topursue additional equity financing from private investors or possibly a registered public offering. We do not currently have any definitive arrangements in place for the completion of any further private placement financings and there is no assurance that we will be successful in completing any further private placement financings. If we are unable to achieve the necessary additional financing, then we plan to reduce the amounts that we spend on our business activities and administrative expenses in order to be within the amount of capital resources that are available to us.

We have not investigated the availability of commercial loans or other debt financing to supplement or meet our cash requirements. In the uncertain event that any such debt financing alternatives were available to us on acceptable terms, they would increase our liabilities and future cash commitments.

If we are able to raise the required funds to fully implement our business plan, we plan to implement the business actions in the order provided below. If we are not able to raise all required funds, we will prioritize our corporate activities as chronologically as follows:

July 1, 2013 to March 2014:

  Design our website.
  Design marketing materials.
  Participate at trade shows.
  Market our services to our various contacts.
  Complete certain asset purchases.
  Establish a partnership or strategic relationship with other distribution companies.
  Hire personnel to sell and market our product.

Consolidated Results of Operations of MJP International Ltd. for the years ended June 30, 2013 and June 30, 2012.

The following summary of our consolidated results of operations should be read in conjunction with our audited consolidated financial statements for the year ended June 30 , 2013 and June 30 , 2012.

	Year Ended June 30, 2013 (audited)	Year Ended June 30, 2012 (audited)
Revenue	$28,843	$34,807
Gross Profit	$2,795	$18,197
Operating Expenses	$90,328	$13,999
Net Income (Loss)	($87,533)	$(2,863)

Revenues

We earned revenues of $28,843 for the year ended June 30, 2013 compared to $34,807 for the year ended June 30, 2012 for a decrease of approximately 19%. The decrease in sales is primarily due to the increase in competition as more and more sellers entering the market in fiscal 2013. As well, there was a large order during the year ended , 2012. Our gross profit for year ended June, 2013 was $2,795 compared to $18,197 for the year ended June 30, 2012 for a decrease of approximately 75% due to lower sales revenues and higher cost of goods sold.

Operating Expenses

Our consolidated expenses for the years ended June 30, 2012 and June 30, 2013:

	Year Ended June 30, 2013 (unaudited)	Year Ended June 30, 2012 (unaudited)
Salaries and Wages	$12,364	$12,376
General and administrative expenses	$29,902	$427
Management fees	$995	0
Professional fees	$12,364	$12,376
Total Expenses	$90,328	$13,999

Our general and administrative expenses include rent, telephone and internet services, banking changes and miscellaneous office supply costs. Our professional fees include legal and accounting fees. The increase in expenses for the year ended, 2013 is primarily due to the increased legal, audit, and accounting fees related to the current S-1-A registration statement.

Earnings after Taxes

The year ended June 30, 2013 was $$87,533 compared to a net income of $4,198 earned during the year June 30, 2012. The loss for the year ended June 30, 2013 is due to lower gross profit and higher expenses as a result of higher cost of goods sold, and the activities related to the current S-1-A registration statement.

Consolidated Liquidity and Financial Condition of MJP International as at June 30, 2013 and June 30, 2012

Our financial position as at June 30, 2013 and June 30, 2012 was as follows:

Working Capital	Year Ended June 30, 2013	Year Ended June 30, 2012
Current Assets	$66,046	$9,796
Current Liabilities	$57,399	$24,270
Working Capital (deficit)	$8,647	$14,474

As at June 30, 2013, we were obligated to related parties, Tong Tang, our President, Chief Executive Officer and Director, for $28,691 in funds advanced to us for working capital. The advances are unsecured and no interest rate or payback schedule has been established.

The below table sets out our consolidated cash flows for the years ended June 30, 2013 and June 30, 2012.

Cash Flows	Year Ended June 30, 2013	Year Ended June 30, 2012
Net cash provided by (used in) Operating Activities	$(64,163	$3,465
Net cash provided by (used in) Financing Activities	$120,908	$(5,264)
Increase (decrease) in Cash During the Period and Cash, End of Period	$57,064	$(863)

Our expenses for the twelve month period beginning from July 1, 2013 are estimated to be in the range of $95,000. With our working capital of $8,647 as at June 30, 2013, we will need to raise additional capital to cover our expenses for this twelve month period beginning from July 1, 2013. We plan to raise additional funding either from new share issuance or from loans from shareholders.

Contractual Obligations

As a “smaller reporting company”, we are not required to provide tabular disclosure obligations.

Going Concern

We incurred a cumulative net loss of $102,363during the period from inception, July 19, 2010, to June 30, 2013. We have commenced limited operations, raising substantial doubt about our ability to continue as a going concern. We will seek additional sources of capital through the issuance of debt or equity financing, but there can be no assurance that we will be successful in accomplishing our objectives.

Our ability to continue as a going concern is dependent on additional sources of capital and the success of our plan. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from the outcome of this uncertainty.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Basis of Presentation

Our consolidated financial statements included in the prospectus are prepared under the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. These consolidated financial statements include the financial activities of our wholly owned subsidiaries, MJP Lighting Solutions Ltd. and MJP Holdings Ltd., and 100 percent of our assets, liabilities and net income or loss. All inter-company balances and transactions have been eliminated.

Cash and Cash Equivalents

For purposes of the consolidated statement of cash flows, management considers liquid investments with an original maturity of three months or less to be cash equivalents. As at June 30, 2013, all cash amounts deposited in accounts were federally insured.

Inventory

Inventories recorded in the consolidated financial statements are stated at the lower of cost or market, cost being determined on the basis of weighted average. Inventory consists of lighting equipment which are all classified as finished goods.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition and Deferred Revenue

We recognize revenue when persuasive evidence of an arrangement exists, shipment has occurred or services rendered, the price is fixed or determinable and payment is reasonably assured. Customers take ownership at point of sale and bear the costs and risks of delivery.

Foreign Currency Translation

The functional currency of our company and our subsidiaries is Canadian dollars (“C$”). We maintain its financial statements in United States currency.

(i) Foreign currency transactions

Transactions in foreign currencies are initially recorded by us and our subsidiaries at their respective functional currency rates prevailing at the date of the transaction.

Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency spot rate of exchange at the reporting date. All differences are taken to the consolidated statement of operations.

Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value is determined.

(ii) Foreign operations

The assets and liabilities of foreign operations are translated to U.S. dollars at exchange rates at the reporting date. The income and expenses of foreign operations are translated into U.S. dollars at exchange rates at the dates of the transactions.

Foreign currency differences are recognized in other comprehensive income in the accumulated of other comprehensive income (loss).

Foreign exchange gains or losses arising from a monetary item receivable from or payable to a foreign operation, the settlement of which is neither planned nor likely to occur in the foreseeable future and which in substance is considered to form part of the net investment in the foreign operation, are recognized in other comprehensive income in the cumulative amount of foreign currency translation differences.

Recent Accounting Pronouncements

In December 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2011-11 Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities (ASU 2011-11). ASU 2011-11 requires that an entity disclosure information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. ASU 2011-11 is effective for annual and interim periods beginning on or after January 1, 2013. Our company is currently evaluating the provisions of ASU 2011-11 and assessing the impact, if any, it may have on the disclosures in the financial statements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have not had any changes in or disagreements with our independent public accountants since our inception on October 24, 2012 or since the inception of our wholly owned subsidiary MJP Holdings Ltd. on July 19, 2010.

DIRECTORS AND EXECUTIVE OFFICERS

All directors of our company hold office until the next annual meeting of the security holders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Allan Y.L. Fung	Secretary, Treasurer and Director	29	October 24, 2012
Chris Tong Tang	President, Chief Executive Officer, and Director	46	December 21, 2012

Business Experience

The following is a brief account of the education and business experience during at least the past five years of our directors and executive officers, indicating their principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Allan Y.L. Fung - Secretary, Treasurer and Director

Mr. Allan Y.L. Fung is the Secretary, Treasurer and a Director of MJP International. Mr. Fung has worked as a consultant in the accounting field since 2004, overseeing bookkeeping and financial reporting for a numbers of junior private and public companies. From 2004 through 2005, Mr. Fung was employed at AC Capital Inc., a financial consulting and advisory firm based in Calgary, Alberta. In 2006, he established Nofa Accounting Services Ltd. Since then, in addition to providing accounting services, he has also involved in taxation reporting and various audit services.

Chris Tong Tang – President, Chief Executive Officer and Director

Chris Tang is an entrepreneur with over 20 years business experience working in China and Canada. In 1989, Mr. Tang attained a civil engineering degree at the Guangdong University of Technology. Upon graduation, Mr. Tang was employed for three years at The Architectural Design & Research Institute of Guangdong Province. After leaving his employment at the institute in 1992, Mr. Tang founded companies in Guangzhou, Shanghai, and Jinan, Shandong, specializing in the sale of firefighting equipments and related technologies. In 2001, after selling his businesses in China, Mr. Tang immigrated to Canada. In 2005, he established a trading company, J&P Trading Company Ltd., a company engaged in the import and export f gifts and memorabilia. Recognizing the potential that the booming Chinese market has to offer in LED products and technology, he established MJP Holdings Ltd. in July, 2010 as an LED distribution company. Since establishing the company, Mr. Tang has been traveling to China on a regular basis and has established a network of suppliers and contacts throughout mainland China. Mr. Tang wishes to utilize his extensive interpersonal and business experience in China to introduce quality LED products to the North American and other international markets.

Our company believes that Mr. Fung’s educational background, accounting and business experience give him the qualifications and skills necessary to serve as Director, Secretary and Treasurer of our company. Our company believes that Mr. Tang’s educational background, operational and business experience give him the qualifications and skills necessary to serve as Director, President and Chief Executive Officer of our company. Our board of directors now consists solely of both Mr. Fung and Mr. Tang.

Involvement in Certain Legal Proceedings

To the best of our knowledge, our directors, officers and promoters have not, during the past ten years:

1.	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

2.

had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

3.

been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

4.

been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.

been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and- desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.

been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self- regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Other Directorships

Our directors do not hold any other directorships in any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

Board of Directors and Director Nominees

The Board will consider candidates for directors proposed by security holders, although no formal procedures for submitting candidates have been adopted. Unless otherwise determined, at any time not less than 90 days prior to the next annual Board meeting at which a slate of director nominees is adopted, the Board will accept written submissions from proposed nominees that include the name, address and telephone number of the proposed nominee; a brief statement of the nominee’s qualifications to serve as a director; and a statement as to why the security holder submitting the proposed nominee believes that the nomination would be in the best interests of our security holders. If the proposed nominee is not the same person as the security holder submitting the name of the nominee, a letter from the nominee agreeing to the submission of his or her name for consideration should be provided at the time of submission. The letter should be accompanied by a résumé supporting the nominee’s qualifications to serve on the Board, as well as a list of references.

The Board identifies director nominees through a combination of referrals from different people, including management, existing Board members and security holders. Once a candidate has been identified, the Board reviews the individual’s experience and background and may discuss the proposed nominee with the source of the recommendation. If the Board believes it to be appropriate, Board members may meet with the proposed nominee before making a final determination whether to include the proposed nominee as a member of the slate of director nominees submitted to security holders for election to the Board.

Some of the factors which the Board considers when evaluating proposed nominees include their knowledge of and experience in business matters, finance, capital markets and mergers and acquisitions. The Board may request additional information from each candidate prior to reaching a determination, and it is under no obligation to formally respond to all recommendations, although as a matter of practice, it will endeavor to do so.

Conflicts of Interest

Our directors are not obligated to commit their full time and attention to our business and, accordingly, they may encounter a conflict of interest in allocating their time between our operations and those of other businesses. In the course of their other business activities, they may become aware of investment and business opportunities which may be appropriate for presentation to us as well as other entities to which they owe a fiduciary duty. As a result, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. They may also in the future become affiliated with entities, engaged in business activities similar to those we intend to conduct.

In general, officers and directors of a corporation are required to present business opportunities to a corporation if:

  the corporation could financially undertake the opportunity;
  the opportunity is within the corporation’s line of business; and
  it would be unfair to the corporation and its stockholders not to bring the opportunity to the attention of the corporation.

We plan to adopt a code of ethics that obligates our directors, officers and employees to disclose potential conflicts of interest and prohibits those persons from engaging in such transactions without our consent.

Audit Committee

We do not have an audit committee.

Code of Ethics

We have not adopted a code of ethics that applies to our officers, directors and employees. When we do adopt a code of ethics, we will disclose it in a Current Report on Form 8-K.

EXECUTIVE COMPENSATION

General

The particulars of the compensation paid to the following persons:

  our principal executive officer;
  each of our two most highly compensated executive officers who were serving as executive officers at up to two additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as our executive officer at the end of the whom we will collectively refer to as the named executive officers of our company, are set out in the following summary compensation table, except that no disclosure is provided for any named executive officer, other than our principal executive officers, whose total compensation did not exceed $100,000 for the respective fiscal year.

Summary Compensation Table (1)

Name and Principal Position	Year	Salary (S)	Total ($)
(a)	(b)	(c)	(j)
Allan Y.L. Fung	2013
	2012	Nil	Nil

Chris Tong Tang	2013	12,364	12,364
	2012	12,376	12,376

(1)

We have omitted certain columns in the summary compensation table pursuant to Item 402(a)(5) of Regulation S-K as no compensation was awarded to, earned by, or paid to any of the executive officers or directors required to be reported in that table or column in any fiscal year covered by that table.

Options Grants During the Last Fiscal Year / Stock Option Plans

We do not currently have a stock option plan in favor of any director, officer, consultant or employee of our company. No individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs or freestanding SARs have been made to any executive officer or director during the last fiscal year; accordingly, no stock options have been granted or exercised by any of the officers or directors during our last fiscal year.

Aggregated Options Exercises in Last Fiscal Year

No individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs or freestanding SARs have been made to any executive officer or any director during our last fiscal year; accordingly, no stock options have been granted or exercised by any of the officers or directors since during our last fiscal year.

Long-Term Incentive Plans and Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance. No individual grants or agreements regarding future payouts under non-stock price-based plans have been made to any executive officer or any director or any employee or consultant since our inception; accordingly, no future payouts under non-stock price-based plans or agreements have been granted or entered into or exercised by any of the officers or directors or employees or consultants since we were founded.

Compensation of Directors

The members of the Board of Directors are not compensated by our company for acting as such. Directors are reimbursed for reasonable out-of-pocket expenses incurred. There are no arrangements pursuant to which directors are or will be compensated in the future for any services provided as a director.

We do not have any agreements for compensating our directors for their services in their capacity as directors, although such directors are expected in the future to receive stock options to purchase shares of our common stock as awarded by our board of directors.

Employment Contracts, Termination of Employment, Change-in-Control Arrangements

There are no employment contracts or other contracts or arrangements with our officers or directors other than those disclosed in this report. There are no compensation plans or arrangements, including payments to be made by our company, with respect to the officers, directors, employees or consultants of our company that would result from the resignation, retirement or any other termination of such directors, officers, employees or consultants. There are no arrangements for directors, officers or employees that would result from a change-in control.

Indebtedness of Directors, Senior Officers, Executive Officers and Other Management

None of our directors or executive officers or any associate or affiliate of our company during the last two fiscal years is or has been indebted to our company by way of guarantee, support agreement, letter of credit or other similar agreement or understanding currently outstanding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of October 1, 2013, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Amount and Nature of Owner	Beneficial Ownership	Percentage of Class%(1)
Allan Y. L. Fung 619 33 Avenue N.E., Calgary, AB, Canada T2E 8Z1	50,000	(2)
Chris Tong Tang Room 803, #39 Pantang Chongkou Shang Street, Liwan District, Guangzhou, China	3,500,000	21.73
Directors and Executive Officers as a Group(1)	3,550,000	22.04%
Mario Todd Unit H, 1/F, Tower 7, Metro City, Phase 2, Tseung Kwan O, Hong Kong	2,500,000	15.52%
Qing Cao Suite 401, #16, Cang Qian Xin Jie, YueXiu District, Guangzhou, China	1,500,000	9.31%
Yuet Ha Ng Room 2523, 25/F, King Min House, King Lam Estate, Tseung Kwan O, NT, Hong Kong	1,500,000	9.31%
Zhao Hui Ma 281 Pantego View N.W., Calgary, AB, Canada T3K 0N6	3,000,000	16,62%
All 5%+ Shareholders as a Group	8,500,000	56.18%

(1)

Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on September 16, 2013. As of September 16, 2013, there were 16,108,500 shares of our company’s common stock issued and outstanding.

(2)	Less than 1%.

Change in Control

We are not aware of any arrangement that might result in a change in control of our company in the future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as disclosed below, there have been no transactions or proposed transactions in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years in which any of our directors, executive officers or beneficial holders of more than 5% of the outstanding shares of our common stock, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest.

As at June 30, 2013, we were obligated to related parties, Tong Tang, our President, Chief Executive Officer and Director, for $28,691 in funds advanced to us for working capital. The advances are unsecured and no interest rate or payback schedule has been established.

There are only three parties charging consulting or administration fees to the company. At this moment, there are no written agreements between the company and Tong Tang or Allan Fung. They invoice the company their fees monthly as described below. Tong Tang, President and CEO of our company, invoices the company a lump sum monthly fee of $1,000 for covering the rent of office space in Guangzhou, China and other office and administration expenses.

Allan Fung, the CFO of the company, charges the company a lump sum monthly fee of $500 for providing accounting services to the company.

Alan Chan charges the company a monthly fee of $1,750 for providing administrative services to the company.

Promoters and certain control persons

Alan Chan is a promoter of our company. Mr. Chan charges the company a monthly fee of $1,750 for providing administration services.

Director Independence

We currently act with two directors. We have determined that we do not have a director that would qualify as an “independent director” as defined by Nasdaq Marketplace Rule 4200(a)(15).

We do not have a standing audit, compensation or nominating committee, but our entire board of directors’ acts in such capacities. We believe that our board of directors is capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. The board of directors of our company does not believe that it is necessary to have a standing audit, compensation or nominating committee because we believe that the functions of such committees can be adequately performed by the board of directors. Additionally, we believe that retaining an independent director who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION OF SECURITIES ACT LIABILITIES

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making us responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or control persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until a date, which is 90 days after the date of this prospectus, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Our estimated expenses in connection with the issuance and distribution of the securities being registered in this Prospectus are as follows:

Commission filing fee	$3,000
Legal fees and expenses	25,000
Accounting fees and expenses	25,000
Miscellaneous	5,000
Total	$58,000

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 132 of the Nevada Corporations Act provides for immunity of directors from monetary liability, except in certain enumerated circumstances, as follows:

“(1) Subject to subsection (2) and its memorandum or articles, a company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who

(a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the company; or

(b) is or was, at the request of the company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

(2) Subsection (1) does not apply to a person referred to in that subsection unless the person acted honestly and in good faith and in what he believed to be in the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

(2A)For the purposes of subsection (2), a director acts in the best interests of the company if he acts in the best interests of

(a) the company’s holding company; or

(b) a shareholder or shareholders of the company;

in either case, in the circumstances specified in section 120(2), (3) or (4), as the case may be.

(3) The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the company or that the person had reasonable cause to believe that his conduct was unlawful.

(3A)Expenses, including legal fees, incurred by a director in defending any legal, administrative or investigative proceedings may be paid by the company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the director is not entitled to be indemnified by the company in accordance with subsection (1).

(3B) Expenses, including legal fees, incurred by a former director in defending any legal, administrative or investigative proceedings may be paid by the company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the former director to repay the amount if it shall ultimately be determined that the former director is not entitled to be indemnified by the company in accordance with subsection (1) and upon such other terms and conditions, if any, as the company deems appropriate.

(3C) The indemnification and advancement of expenses provided by, or granted pursuant to, this section is not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, resolution of members, resolution of disinterested directors or otherwise, both as to acting in the person’s official capacity and as to acting in another capacity while serving as a director of the company.

(4) If a person referred to in subsection (1) has been successful in defense of any proceedings referred to in subsection (1), the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

(5) A company shall not indemnify a person in breach of subsection (2) and any indemnity given in breach of that section is void and of no effect.”

Our Bylaws

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada State law.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making us responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

RECENT SALES OF UNREGISTERED SECURITIES

Since our inception on October 24, 2012 we have made the following issuances of unregistered securities:

On October 24, 2012 we issued 150,000 shares to our founders Alan Chan and Allan Y.L. Fung at the price of $0.0001 per shares or $15.00 in the aggregate. These shares were issued to two (2) non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933, as amended) in an offshore transaction relying on Regulation S of the Securities Act of 1933, as amended). All of these shares are being registered in this Prospectus on behalf of the selling security holders.

On December 10, 2012, the Corporation issued 12,000,000 common shares in exchange for 100% of the outstanding common shares of MJP Lighting Solutions Ltd. These shares were issued to five (5) non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933, as amended) in an offshore transaction relying on Regulation S of the Securities Act of 1933, as amended).

On December 17, 2012, we issued 3,958,500 common shares at the price of $0.03 per share or $120,679 (CDN$118,755) in the aggregate. These shares were issued to forty-one (41) non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933, as amended) in an offshore transaction relying on Regulation S of the Securities Act of 1933, as amended).

Exhibits
Exhibit	Exhibit
Number	Description
3.1	Articles of Incorporation (incorporated by reference to our Registration Statement on Form S-1 filed on April 26, 2013).
3.2	Bylaws (incorporated by reference to our Registration Statement on Form S-1 filed on April 26, 2013).
4.1	Instrument Defining the Right of Holders – Form of Share Certificate (incorporated by reference to our Registration Statement on Form S-1 filed on April 26, 2013).
5.1	Legal Opinion of Michael J. Morrison , Chtd. (incorporated by reference to Exhibit 5.1 of our Registration Statement on Form S-1 filed on April 26, 2013).
10.1	Letter of Authorization with Gysun Opto-Electronic Co. Ltd. (incorporated by reference to our Registration Statement on Form S-1 filed on April 26, 2013).
21	List of Subsidiaries (incorporate by reference to our Registration Statement on Form S-1/A filed on July 24, 2013)
23.1	Consent of Consent of Michael Morrison, Chtd. (incorporated in Exhibit 5.1)
23.2	Consent of MNP LLP

UNDERTAKINGS

The registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a) (3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That for the purpose of determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

4. That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

iv. Any other communication that is an offer in the offering made by the registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defence of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on October 21 , 2013 at Calgary, Alberta, Canada.

MJP INTERNATIONAL LTD.

By: /s/ Tong Tang
Tong Tang
President, Chief Executive Officer and Director
Principal Executive Officer
Principal Accounting Officer

By: /s/ Allan Y. L. Fung
Allan Y. L. Fung
Secretary, Treasurer, Director,
Principal Financial Officer

In accordance with the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES	TITLE	DATE

President, Chief Executive
/s/ Tong Tang	Officer and Director	October 21 , 2013
Tong Tang

Secretary, Treasurer and
/s/ Allan Y. L. Fung	Director	October 21 , 2013
Allan Y. L. Fung